As filed with the Securities and Exchange Commission on February 22, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL RETAIL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

56-1431377

(I.R.S. Employer Identification No.)

450 South Orange Avenue, Suite 900

Orlando, Florida 32801

Telephone: (407) 265-7348

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Kevin B. Habicht, Chief Financial Officer

National Retail Properties, Inc.

450 South Orange Avenue, Suite 900

Orlando, Florida 32801

Telephone: (407) 265-7348

(Name, address, including zip code and telephone number, including area code of agent for service)

Copies to:

Jeffrey B. Grill, Esq.

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street, NW

Washington, D.C. 20036

(202) 663-8000

Approximate date of commencement of proposed sale to the public:

From time to time following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, $0.01 par value	6,000,000	$42.22	$253,320,000	$27,637

(1)

In accordance with Rule 416(a) under the Securities Act, the Registrant is also registering hereunder an indeterminate number of shares of the Registrant’s common stock that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices reported on the New York Stock Exchange on February 19, 2021.

(3)

Pursuant to Rule 457(p), the Registrant is offsetting the registration fee of $27,637 due under this Registration Statement by $27,637, which represents the portion of the registration fee previously paid by the Registrant with respect to the securities registered on the Registration Statement on Form S-3 (File No. 333-223181) originally filed by the Registrant on February 23, 2018, that were not sold.

Prospectus

National Retail Properties, Inc.

Dividend Reinvestment and Stock Purchase Plan

6,000,000 Shares of Common Stock

Our dividend reinvestment and stock purchase plan, which we refer to as the “plan,” provides an economical and convenient way for current stockholders and other interested new investors to invest in our common stock. Through participation in the plan, you will have the opportunity to:

•	Arrange to have dividends on all or a portion of your shares of common stock reinvested in common stock at a discount (currently 1%);

•	Make optional cash payments of $100 to $10,000 per month to purchase common stock at market price.

•	Make automatic monthly investments of $100 to $10,000 by authorizing automatic deductions from your banking or checking accounts to purchase shares of common stock at market price.

•	In some instances, subject to our approval, make optional cash payments in excess of $10,000 to purchase common stock, at a discount up to 5% as we determine in our sole discretion.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the trading symbol “NNN.” On February 19, 2021, the last reported sale price of our common shares on the NYSE was $42.25 per share.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors ” on page 6 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 22, 2021

You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with any different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). This prospectus provides you with a general description of the plan and the securities we may offer thereunder. You should read this prospectus and the other information described in “Where You Can Find More Information” prior to investing.

As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement, or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and any schedules. Statements contained or incorporated by reference in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement or a document incorporated or deemed to be incorporated by reference in this prospectus, we refer you to the actual exhibit for a complete description of the matters involved, and any statements contained or incorporated by reference in this prospectus or any prospectus supplement or any other offering materials we may provide you regarding those contracts, agreements or other documents are subject to, and qualified in their entirety by reference to, the complete terms of those documents.

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus and, if applicable, any other offering materials we may provide you. We have not authorized any other person to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any other offering materials prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not offer or sell any securities in any jurisdiction where, or to any person to whom, such offer or sale is not permitted. You should assume that the information appearing in this prospectus and any other offering materials we may provide you in connection with an offering of securities is accurate only as of the respective dates of those documents, and that the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate only as of the respective dates on which those documents were filed with the SEC, in each case unless we expressly indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus, any accompanying prospectus supplement and any related offering materials we may provide you in connection with an offering of securities, and any documents incorporated or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement contain or may contain information regarding the industry, markets, submarkets and sectors in which we operate or expect to operate or related demographic data, some of which is based upon information from third party sources (which may include, among other things, industry and governmental publications and websites and data prepared or made available by market research firms) and, in some cases, our own internal estimates. We believe that these sources and estimates are reliable, but this information (whether obtained from third-party sources or based on our internal estimates) is subject to assumptions, estimates and other uncertainties, and we have not independently verified any of this information and cannot guarantee its accuracy or completeness.

In this prospectus, the words “we,” “NNN,” “our,” “ours” and “us” refer to National Retail Properties, Inc. and all of its consolidated subsidiaries, unless the context indicates otherwise. The term “you” refers to a prospective investor.

SUMMARY

The following summary may omit information that may be important to you. You should carefully read the entire text of this prospectus and the plan before you decide to participate in the plan.

National Retail Properties, Inc.

We invest primarily in high-quality retail properties subject generally to long-term, net leases. As of December 31, 2020, the company owned 3,143 properties in 48 states with a gross leasable area of approximately 32.5 million square feet with a weighted average remaining lease term of 10.7 years. Approximately 99% of our properties were leased as of December 31, 2020.

We are a fully integrated real estate investment trust (“REIT”) for U.S. federal tax purposes, formed in 1984.

Our executive offices are located at 450 S. Orange Avenue, Suite 900, Orlando, Florida 32801, and our telephone number is (407) 265-7348.

The Plan

Participation:	Participation in the plan allows you to purchase our common stock, in some cases, at a discount from the market price of the stock.

Enrollment if You Own Shares of Stock:	You can participate in the plan if you currently own our common stock by submitting a completed authorization form to the plan’s administrator, American Stock Transfer & Trust Company, LLC. You may obtain an authorization form from the plan administrator or by completing the enrollment procedures specified on the website of the plan administrator at www.astfinancial.com. You may participate directly in the plan only if you hold common stock in your own name. If you hold shares through a brokerage or other custodial account, you may arrange to have your broker or other custodian participate on your behalf.

Initial Investment if You Do Not Own Shares of Stock:	If you do not own any common stock, you can participate in the plan by making an initial investment in shares of common stock through the plan, with a minimum initial investment of $100 at market price and without paying fees.

Reinvestment of Dividends:	You can reinvest your cash dividends on some or all of your common stock. You will be able to purchase additional shares of common stock by reinvesting your dividends at a discount (currently 1%) and without paying fees. Stock purchased under the plan will be purchased on the “investment date” in each month. The investment date for stock purchased pursuant to dividend reinvestments generally will be the quarterly dividend payment date declared by our Board of Directors. To commence dividend reinvestments for any particular quarterly dividend, the plan administrator must receive a completed authorization form at least one business day before the record date for such quarterly dividend. We may offer a discount of up to 5% of the average of the high and low sales prices of the common stock on the applicable investment date. The plan administrator will report cost basis information to both the participants in the plan and the Internal Revenue Service (the “IRS”). The common reporting method applicable to dividend reinvestment plans is the average basis method. In order to use this method, the plan requires stockholders to reinvest a minimum of 10% of their dividend each scheduled disbursement date. If your account falls under the 10% mandatory threshold, you will be sent a notification outlining your alternatives for dividend reinvestment.

Optional Cash Payments:	After you enroll in the plan, you can buy common stock at market price without paying fees. You can invest a minimum of $100 to a maximum of $10,000 in any one month. The investment date for stock acquired pursuant to optional cash payments will generally be the 15th of each month, or, if such date is not a business day, the first business day thereafter. The deadline for submitting optional cash payments is two business days before the relevant investment date. Payment may be by check or money order. We may offer a discount of up to 5% of the average of the high and low sales prices of the common stock on the applicable investment date. See “Purchase Price” below.

Waivers of Maximum Monthly Limit on Optional Cash Payments:	Under some circumstances, we may approve a written request to waive the $10,000 per month limit on optional cash payments. These requests must be submitted to us by facsimile at least five business days prior to the deadline for submitting optional cash payments. We will accept or reject the request no later than four business days prior to the deadline for submitting optional cash payments. If we grant the waiver, you must submit our written waiver along with payment no later than the deadline for submitting optional cash payments.

Source of Shares:	The administrator of the plan will purchase common stock in one of the following ways: (i) directly from us as newly issued common stock, or (ii) from parties other than us, either in the open market or in privately negotiated transactions or in privately negotiated transactions.

Purchase Price:	The purchase price of common stock under the plan depends on how you purchase the stock and on whether we issue new shares of common stock to you or the plan obtains your shares of common stock by purchasing them in the open market.

Reinvested Dividends and Optional Cash Payments of $10,000 or Less:	Purchased from Us: With respect to reinvested dividends, the purchase price for common stock that the plan administrator purchases directly from us initially will be 99% of the market price of the common stock. With respect to optional cash payments of $10,000 or less, the purchase price for common stock that the plan administrator purchases directly from us initially will be 100% of the market price of the common stock. We determine the market price of the common stock by taking the average of the daily high and low sales prices of our common stock on the New York Stock Exchange over a period of five trading days preceding the relevant investment date. With respect to reinvested dividends, the discount from the market price for common stock that the plan administrator purchases directly from us may be changed by us from time to time, provided that in no event will the discount exceed 5% of the average of the high and low trading prices on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any change in this discount. With respect to optional cash payments of $10,000 or less, we may offer a discount to the market price for common stock that the plan administrator purchases directly from us, provided that in no event will the discount exceed 5% of the average of the high and low trading prices on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any adoption of, or change in, this discount.

Purchased from Parties Other than Us: The purchase price for common stock that the plan administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the average price per share actually paid by the plan administrator, excluding any brokerage commissions. If you are a participant in the plan during a time when we are offering a discount from the market price for common stock purchased directly from us, you will be provided with at least 30 days’ prior written notice of a purchase from parties other than us.

The plan administrator will report cost basis information to both the participants in the Plan and the IRS. The IRS requires stockholders to reinvest a minimum of 10% of their dividend each scheduled disbursement date. If your account falls under the 10% mandatory threshold, you will be sent a notification outlining your alternatives for dividend reinvestment.

Optional Cash Payments Greater than $10,000:

Purchased from Us: The purchase price for common stock that the plan administrator purchases directly from us will be the market price of the common stock less a discount that we may elect to offer in connection with a waiver of the $10,000 limit, provided that in no event will the discount exceed 5% of the average of the high and low trading prices on the applicable investment date. The market price for optional cash payments in excess of $10,000 is determined in the same manner as for optional cash payments of less than $10,000, except that we may set a threshold price that the average of the daily high and low prices of our common stock on the New York Stock Exchange over a period of five trading days preceding the relevant investment date must exceed. We will set the threshold price and the applicable discount, if any, six business days before the deadline for submitting optional cash payments. Written notice of the threshold price and the applicable discount at any time will not be provided to you. You must call our Investor Relations department at 800-666-7348 to obtain the threshold price and applicable discount, if any.

Purchased from Parties Other than Us: The purchase price for common stock that the plan administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the average price per share actually paid by the plan administrator, excluding any brokerage commissions.

Tracking Your Investment:	You will receive periodic statements of the transactions made in your plan account. These statements will provide you with details of the transactions and will indicate the share balance in your plan account.

Administration and Plan Administrator:

American Stock Transfer & Trust Company, LLC initially will serve as the plan administrator. You should send all correspondence with the administrator to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention Shareholder Relations Department

You should send all completed enrollment forms, payments and other documents for processing to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention Shareholder Relations Department

Please mention National Retail Properties, Inc. and this plan in all correspondence. In addition, you may call the plan administrator at 1-866-627-2644 or contact the plan administrator via the Internet at www.astfinancial.com.

You may also request that any or all shares held in the plan be sold by the plan administrator on your behalf for a fee. This fee, any brokerage costs and any applicable stock transfer taxes on the sale of such shares all will be deducted by the plan administrator, and the balance will be sent to you.

RISK FACTORS

Investing in our securities involves a high degree of risk. Please see the risk factors described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, on file with the SEC, which is incorporated herein by reference, and in any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus and in any accompanying prospectus supplement. The risks and uncertainties we have described are those we believe to be the principal risks that could affect us, our business or our industry, and which could result in a material adverse impact on our financial condition or results of operation or could cause the market price of our securities to fluctuate or decline. However, additional risks and uncertainties not currently known to us or that we currently deem immaterial may affect our business operations and the market price of our securities.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus and any applicable prospectus supplement, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Also, when we use any of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend” or similar expressions, we are making forward-looking statements. These forward-looking statements are not guaranteed and are based on our present intentions and on our present expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control, that could cause actual results or events to differ materially from those we anticipate or project, such as:

•	changes in financial and economic conditions may have an adverse impact on us, our tenants, and commercial real estate in general;

•

an epidemic or pandemic (such as the outbreak and worldwide spread of a novel strain of coronavirus (“COVID-19”)), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, may precipitate or materially exacerbate one or more of the other risks, and may significantly disrupt our tenants’ ability to operate their businesses and/or pay rent to us or prevent us from operating our business in the ordinary course for an extended period;

•	loss of rent from tenants would reduce our cash flow;

•	a significant portion of our annual base rent is concentrated in specific industry classifications, tenants and geographic locations;

•	we may not be able to successfully execute our acquisition or development strategies;

•	we may not be able to dispose of properties consistent with our operating strategy;

•	certain provisions of our leases or loan agreements may be unenforceable;

•	competition from numerous other REITs, commercial developers, real estate limited partnerships and other investors may impede our ability to grow;

•	uninsured losses may adversely affect our operating results and asset values;

•	our ability to fully control the management of our net-leased properties may be limited;

•	vacant properties or bankrupt tenants could adversely affect our business or financial condition;

•

cybersecurity risks and cyber incidents could adversely affect our business, disrupt operations and expose us to liabilities to tenants, employees, capital providers, governmental regulators, and other third parties;

•	future investment in international markets could subject us to additional risks;

•	we may suffer a loss in the event of a default or bankruptcy of a tenant or borrower;

•	property ownership through joint ventures and partnerships could limit our control of those investments;

•	we may be unable to obtain debt or equity capital on favorable terms, if at all;

•	the amount of debt we have and the restrictions imposed by that debt could adversely affect our business and financial condition;

•

we are obligated to comply with financial and other covenants in our debt instruments that could restrict our operating activities, and the failure to comply with such covenants could result in defaults that accelerate the payment of such debt;

•	our ability to pay dividends in the future is subject to many factors;

•	owning real estate and indirect interests in real estate carries inherent risks;

•	our real estate investments are illiquid;

•

may be subject to known or unknown environmental liabilities and risks, including but not limited to liabilities and risks resulting from the existence of hazardous materials on or under properties owned by us;

•	our failure to qualify as a REIT for federal income tax purposes could result in significant tax liability;

•	compliance with REIT requirements, including distribution requirements, may limit our flexibility and may negatively affect our operating decisions;

•

the share ownership restrictions of the Internal Revenue Code for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities;

•	costs of complying with changes in governmental laws and regulations may adversely affect our results of operations;

•	non-compliance with Title III of the Americans with Disabilities Act of 1990 could have an adverse effect on our business and operating results;

•	our loss of key management personnel could adversely affect performance and the value of its securities;

•	our failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, operating results and the market value of our securities;

•	acts of violence, terrorist attacks or war may affect our properties, the markets in which we operate and our results of operations;

•	changes in accounting pronouncements could adversely impact our or our tenants’ reported financial performance;

•	the market value of our equity and debt securities is subject to various factors that may cause significant fluctuations or volatility;

•	the phase-out of LIBOR could affect interest rates under our variable rate debt;

•	even if we remain qualified as a REIT, we face other tax liabilities that reduce operating results and cash flow; and

•	adverse legislative or regulatory tax changes could reduce our earnings and cash flow and the market value of our securities.

You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. Except as required by law, we undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We will receive proceeds from the sale of common stock that the plan administrator purchases directly from us. We will not receive proceeds from the sale of common stock that the plan administrator purchases in the open market or in privately negotiated transactions. We intend to use the net proceeds from our sale of common stock that the plan administrator purchases directly from us for future acquisitions of properties, repayment of debt and general corporate purposes. We cannot estimate either the number of shares of common stock or the prices of the shares that we will sell in connection with the plan.

TERMS AND CONDITIONS OF THE PLAN

The following questions and answers explain and constitute the plan as in effect beginning February 22, 2021. If you decide not to participate in the plan, you will receive cash dividends, as declared and paid in the usual manner.

PURPOSE

1. What is the purpose of the plan?

The primary purpose of the plan is to provide current stockholders and interested new investors with an economical and convenient way to increase their investment in National Retail Properties, Inc. Current stockholders are permitted to invest cash dividends in common stock without paying any brokerage commission or service charge and at a discount from the market price. Current stockholders and new investors also may invest optional cash payments in common stock at market price and without paying any brokerage commission or service charge.

We may also use the plan to raise additional capital through the sale each month of a portion of the shares available for issuance under the plan to purchasers of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be made through our ability to waive limitations on the maximum amount of any optional cash payments.

The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions which engage in short-term trading activities that could cause aberrations in the overall trading volume of our common stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price for common stock acquired through the reinvestment of dividends under the plan. These transactions may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in this plan by otherwise eligible holders of common stock in order to eliminate practices which are not consistent with the purposes of the plan.

OPTIONS AVAILABLE TO PARTICIPANTS

Information on how to participate in the plan is set forth in Questions 5 through 13.

2. What are my investment options under the plan?

Once enrolled in the plan, you may purchase common stock through the following investment options.

Dividend Reinvestment Program. Current holders of common stock and interested new investors that are not currently stockholders and who agree to make an initial investment in common stock, may elect to have all, a portion or none of their cash dividends paid on their common stock automatically reinvested in common stock through the dividend reinvestment program. Cash dividends are paid on common stock when and as declared by our Board of Directors, generally on a quarterly basis. Subject to the availability of common stock registered for issuance under the plan, there is no limitation on the amount of dividends you may reinvest under the dividend reinvestment program.

Share Purchase Program. Each month, current holders of common stock, and interested new investors that are not currently stockholders and who agree to make an initial investment in common stock, may elect to invest optional cash payments in common stock, subject to a minimum monthly purchase limit of $100 and a maximum monthly purchase limit of $10,000 (unless the maximum limit is waived by us). You may elect to make optional cash payments through automatic deductions from your banking or checking accounts. We may, at our discretion, waive the maximum limit upon your written request. See Question 20 to learn how to request a waiver. You may make optional cash payments each month even if dividends on your shares are not being reinvested and even if a dividend has not been declared. You may, but are not required to, enroll any common stock purchased through the plan into the dividend reinvestment program. (To designate these shares for participation in the dividend reinvestment program, make the appropriate election on the authorization form described in Question 12.)

3. How can I change my investment options?

You may change your investment options at any time by requesting a new authorization form and returning it to the plan administrator at the address set forth in Question 7. Any authorization form which is returned to the plan administrator to change your investment options will be effective in accordance with the schedule described in Question 11.

ADVANTAGES AND DISADVANTAGES

4. What are the advantages and disadvantages of the plan?

Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages of the plan.

Advantages.

•

The plan provides you with the opportunity to reinvest cash dividends paid on all or a portion of your common stock towards the purchase of additional common stock at a discount from the market price of the common stock (currently 1%).

•

The plan provides you with the opportunity to make monthly investments of optional cash payments, subject to a minimum of $100 and a maximum of $10,000 (unless the maximum limit is waived by us), for the purchase of common stock at the market price. In addition, you have the flexibility to make these optional cash investments on a regular or occasional basis.

•

There are no costs associated with the plan that you must pay, except for certain costs if you decide to sell common stock you purchased through the plan (see Question 26 for a description of these costs). You will not pay brokerage commissions or service fees to purchase common stock through the plan.

•

As noted above, you will have the convenience of having all or a portion of your cash dividends automatically reinvested in additional common stock. In addition, since the plan administrator will credit fractional common stock to your plan account, you will receive full investment of your dividends. (See Questions 16 and 23.)

•	You will have the option of having your stock certificates held for safekeeping by the plan administrator, protecting the certificates representing your common stock from loss, theft or destruction.

•	You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your plan account, including purchases, sales and latest balances. (See Question 22.)

•	At any time, you may direct the plan administrator to sell or transfer all or a portion of the common stock held in your plan account. (See Question 26 through 28.)

Disadvantages.

•

No interest will be paid by us or the plan administrator on dividends or optional cash payments held pending reinvestment or investment. In addition, optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000 (unless the maximum limit has been waived), are subject to return to you without interest. Moreover, purchases above the $10,000 limit that have been granted a waiver will also be subject to return to you without interest in the event that the threshold price, if any (see Question 20), is not met.

•	You may not know the actual number of shares of common stock that you have purchased until after the investment date.

•

Your participation in the dividend reinvestment program will result in you being treated, for federal income tax purposes, as having received a distribution equal to the fair market value (and not the market price, whether or not discounted) of the common stock on the date actually acquired from us. In addition, you will be treated as having received a distribution equal to your pro rata share of any brokerage commissions paid by us in connection with the purchase of common stock by the plan administrator from parties other than us. Such distributions will be taxable as dividends to the extent of our earnings and profits. These dividends may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

•

If you elect to make optional cash payments, you will be treated, for federal income tax purposes, as having received a distribution equal to the excess, if any, of the fair market value of the common stock on the date actually acquired from us over the amount of your optional cash payment. In addition, you will be treated as having received a distribution equal to your pro rata share of any brokerage commissions paid by us in connection with the purchase of common stock by the plan administrator from parties other than us. Such distributions will be taxable as dividends to the extent of our earnings and profits. These dividends may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

•

Sales of common stock credited to your plan account will involve a fee per transaction to be deducted from the proceeds of the sale by the plan administrator (if you request the plan administrator to make such sale), plus any brokerage commission and any applicable stock transfer taxes on the sales. (See Question 26.)

•	Sales of common stock credited to your plan account may take up to 10 business days to process.

•	You cannot pledge common stock deposited in your plan account until the shares are withdrawn from the plan.

ADMINISTRATION AND PLAN ADMINISTRATOR

5. Who administers the plan?

We have appointed American Stock Transfer & Trust Company, LLC to be the plan administrator.

6. What are the responsibilities of the plan administrator?

The plan administrator’s responsibilities include:

•	administration of the plan;

•	acting as your agent;

•	keeping records of all plan accounts;

•	sending statements of activity to each participant;

•	purchasing and selling, on your behalf, all common stock under the plan; and

•	the performance of other duties relating to the plan.

Holding Shares. If you purchase shares through optional cash payments and do not choose to have the dividends that are paid with respect to these shares reinvested, you must indicate that the shares are not to be reinvested and request a stock certificate. The plan administrator will hold any shares you choose to enroll in the dividend reinvestment program and will register them in the plan administrator’s name (or that of its nominee) as your agent.

Receipt of Dividends. As record holder for the plan shares, the plan administrator will credit the dividends accrued on your plan shares held as of the dividend record date to your plan account on the basis of whole or fractional plan shares held in such account and will automatically reinvest such dividends in additional common stock. Any remaining portion of cash dividends not designated for reinvestment will be sent to you.

Other Responsibilities. The plan administrator also acts as dividend disbursing agent, transfer agent and registrar for our common stock. If the plan administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the plan.

7. How do I contact the plan administrator?

You should send all correspondence with the administrator to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention Shareholder Relations Department

Please mention National Retail Properties, Inc. and this plan in all correspondence. In addition, you may call the plan administrator at 1-866-627-2644 or contact the plan administrator via the Internet at www.astfinancial.com.

PARTICIPATION

Existing stockholders are either “record owners” or “beneficial owners.” You are a record owner if you own common stock in your own name. You are a beneficial owner if you own common stock that is registered in a name other than your own name (for example, shares that are held in the name of a broker, bank or other nominee). A record owner may participate directly in the plan. If you are a beneficial owner, however, you will either have to become a record owner by having one or more shares transferred into your name or coordinate your participation through the broker, bank or other nominee in whose name your shares are held.

8. Who is eligible to participate?

The following persons are eligible to participate in the plan:

Record Owners. All record owners (stockholders whose shares are held in their name on the records kept by our transfer agent) of common stock are eligible to participate directly in this plan.

Beneficial Owners. Beneficial owners (stockholders whose shares are held in the name of a broker, bank or other nominee on the records kept by our transfer agent) of common stock may participate in two ways. A beneficial owner may participate directly by becoming a record owner by having one or more shares transferred into his or her name from that of the applicable broker, bank or other nominee. Alternatively, a beneficial owner may seek to arrange with the broker, bank or other nominee that is the record owner of his or her shares to participate on the beneficial owner’s behalf.

Non-Stockholders. Individuals who do not presently own any common stock (as either a record owner or beneficial owner) may participate in the plan by making an initial cash purchase of common stock through the plan’s stock purchase program.

9. Are there limitations on participation in the plan other than those described above?

Foreign Law Restrictions. You may not participate in the plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

REIT Qualification Restrictions. In order for us to maintain our qualification as a REIT, not more than 50% in value of any class or series of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986 (the “Code”)). We may terminate, by written notice at any time, any participant’s individual participation in the plan if such participation would be in violation of the restrictions contained in our Articles of Incorporation or Bylaws, as amended from time to time. These restrictions prohibit any stockholder, directly or indirectly, from beneficially owning more than 9.8% in value of our outstanding capital stock. Any attempted transfer or acquisition of capital stock that would create a direct or indirect ownership of capital stock in excess of this limit or otherwise result in our disqualification as a REIT will be null and void. Our Articles of Incorporation provide that capital stock subject to this limitation is subject to various rights that we have to enforce this limitation, including conversion of the shares into nonvoting stock and transfer to a trust. This summary of the ownership limitation is qualified in its entirety by reference to our Articles of Incorporation. We reserve the right to invalidate any purchases made under the plan that we determine, in our sole discretion, may violate the 9.8% ownership limit. Any grant of a request for waiver of the maximum monthly optional cash payment will not be deemed to be a waiver of such ownership limits.

Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the plan to engage in short-term trading activities that could change the normal trading volume of the common stock. If you do engage in short-term trading activities, we may prevent you from participating in the plan. We reserve the right to modify, suspend or terminate participation in the plan, by otherwise eligible holders of common stock, in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the plan or which may adversely affect the price of the common stock.

Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the plan.

10. How do I enroll in the plan?

Record Owners. Record owners may join the plan by completing and signing an authorization form (see Question 12) and returning it to the plan administrator, or by following the enrollment procedures specified on the plan administrator’s website at www.astfinancial.com. Authorization forms may be obtained at any time by written request or by telephoning the plan administrator at the address and telephone number provided in Question 7, or via the Internet at the plan administrator’s website at www.astfinancial.com.

Beneficial Owners. Beneficial owners who wish to join the plan must instruct their broker, bank or other nominee to arrange participation in the plan on the beneficial owner’s behalf. The broker, bank or other nominee should then make arrangements with its securities depository and the securities depository will provide the plan administrator with the information necessary to allow the beneficial owner to participate in the plan.

To facilitate participation by beneficial owners, we have made arrangements with the plan administrator to reinvest dividends and accept optional cash payments under the stock purchase program by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. If you are an interested beneficial owner, be sure that your broker, bank or other nominee passes along the proceeds of any applicable discount to your account.

Alternatively, a beneficial owner may simply request that the number of shares the beneficial owner wishes to be enrolled in the plan be reregistered by the broker, bank or other nominee in the beneficial owner’s own name as record owner in order to participate directly in the plan.

Non-Stockholders. Non-stockholders may join the plan as a record owner by making an initial investment in an amount of at least $100 and up to a maximum of $10,000 (unless the maximum limit is waived by us). The non-stockholder should complete the portions of the authorization form for a non-stockholder wishing to become a participant and should designate the amount of the initial purchase of common stock. At the same time, the new participant may designate all or none of the purchased shares to be enrolled in the dividend reinvestment program. The authorization form should be returned to the plan administrator, with payment, on or before the applicable dates described in Question 11. The non-stockholder may also follow the enrollment procedures specified on the plan administrator’s website at www.astfinancial.com to join the plan. Online enrollment should be completed on or before the applicable dates described in Question 11.

Optional Cash Payments through Automatic Deductions. You may elect to have optional cash payments made through electronic fund transfers by completing an automatic cash investment application, which is available from the plan administrator at the address and telephone number provided in Question 7, or by logging on to www.astfinancial.com, and providing both your bank account number and your bank’s routing number. The automatic cash investment application must be accompanied by a voided bank check or deposit slip for the account from which you authorize the plan administrator to draw the funds. Once the application is received and processed (which normally takes approximately two business days) funds will automatically be deducted from the designated account on the tenth business day prior to each investment date and will be invested on such investment date. In addition, you can also choose to invest monthly through automatic deductions. Automatic deductions are subject to the same monthly dollar maximum and minimum as other optional cash payments.

11. When will my participation in the plan begin?

If you are a current stockholder and your authorization form (see Question 12) is received by the plan administrator at least two business days before the record date established for a particular dividend, reinvestment will commence with that dividend. If your authorization form is received less than two business days before the record date established for a particular dividend, reinvestment will begin on the dividend payment date following the next record date if you are, or your broker, bank or other nominee is, still a record owner. Additionally, if you have submitted your authorization form and thus, are enrolled in the plan and you wish to make optional cash payments to purchase shares under the stock purchase program, the plan administrator must receive full payment by two business days before the relevant investment date.

In the case of current non-stockholders making an initial investment, both the authorization form and full payment of their designated initial investment must be received three business days before the relevant investment date.

Once you enroll in the plan, you will remain enrolled in the plan until you withdraw from the plan, we terminate your participation in the plan or we terminate the plan.

12. What does the authorization form provide?

The authorization form appoints the plan administrator as your agent and directs us to pay to the plan administrator, on the applicable record date, the cash dividends on your common stock that are enrolled in the dividend reinvestment program, including all whole and fractional common stock that are subsequently credited to your plan account, as they are added with each reinvestment or optional cash payment designated for reinvestment. Cash dividends with respect to shares enrolled in the dividend reinvestment program will be automatically reinvested by the plan administrator in common stock. Any remaining cash dividends not enrolled in the dividend reinvestment program will be paid directly to you.

Additionally, the authorization form directs the plan administrator to purchase common stock with your optional cash payments, if any, and whether to enroll all or none of such purchased shares in the dividend reinvestment program.

The authorization form provides for the purchase of initial or additional common stock through the following investment options:

•

“Full Dividend Reinvestment” — If this option is elected, the plan administrator will apply all cash dividends on all common stock then or subsequently registered in your name, and all cash dividends on all plan shares (except as otherwise directed under “Optional Cash Payments” below), together with any optional cash payments, toward the purchase of additional plan shares.

•

“Partial Dividend Reinvestment” — If this option is elected, the plan administrator will apply all cash dividends on only the number of shares of common stock then or subsequently registered in your name and specified on the authorization form and all cash dividends on all plan shares (except as otherwise directed under “Optional Cash Payments” below), together with any optional cash payments, toward the purchase of additional plan shares. The plan administrator will report cost basis information to both the participants in the plan and the IRS. The common reporting method applicable to dividend reinvestment plans is the average basis method. In order to use this method and meet IRS requirements, the plan requires stockholders to reinvest a minimum of 10% of their dividend each scheduled disbursement date. If your account falls under the 10% mandatory threshold, you will be sent a notification outlining your alternatives for dividend reinvestment.

•

“Optional Cash Payments” — If this option is elected, the plan administrator will apply any optional cash payments made by you to the purchase of additional shares of common stock in accordance with the plan and will apply dividends on such additional plan shares.

Unless you designate all or none of your new plan shares for enrollment in the dividend reinvestment program, you will be enrolled as having selected the full dividend reinvestment option. In addition, if you return a properly executed authorization form to the plan administrator without electing an investment option, you will be enrolled as having selected the full dividend reinvestment option.

You may select any one of the options desired, and the designated options will remain in effect until you specify otherwise by indicating a different option on a new authorization form, by withdrawing some or all shares from the plan in favor of receiving cash dividends or in order to sell your common stock, or until the plan is terminated.

13. What does the plan administrator’s website provide?

Instead of submitting an authorization form (see Question 12), you can participate in the plan by accessing the plan administrator’s website at www.astfinancial.com. You may do the following online:

•	enroll to participate in the plan;

•	make initial and additional purchases of common stock;

•	sell shares of common stock;

•	request a stock certificate for non-fractional shares of common stock held in your plan account; and

•	view your account history and balances.

PURCHASES AND PRICES OF SHARES

14. How does the stock purchase program work?

All current record owners and non-stockholders who have timely submitted signed authorization forms or online requests via www.astfinancial.com indicating their intention to participate in this program of the plan, and beneficial owners whose brokers, banks or other nominees have timely submitted authorization forms or online requests via www. astfinancial.com indicating their intention to participate in this program, are eligible to make optional cash payments during any month, whether or not a dividend is declared. Each month, the plan administrator will apply any optional cash payment received from a participant by the deadline described below to the purchase of additional common stock for the account of the participant on the following investment date and will enroll all such shares in the dividend reinvestment program unless the participant requests that such shares not be subject to the dividend reinvestment program.

Deadline for Submitting Optional Cash Payments. Optional cash payments will be invested every month on the related investment date, which will generally be the 15th of each month, or, if such date is not a business day, the first business day thereafter (See Question 18). The deadline for submitting optional cash payments is two business days prior to the relevant investment date.

Each month, the plan administrator will apply an optional cash payment for which funds are timely received to the purchase of common stock for your account on the next investment date. In order for funds to be invested on the next investment date, the plan administrator must have received a check, money order or wire transfer by the deadline for submitting optional cash payments. Checks and money orders are accepted subject to timely collection as funds and verification of compliance with the terms of the plan. Checks or money orders should be made payable to “American Stock Transfer & Trust Company, LLC.” Checks returned for any reason will not be resubmitted for collection.

No Interest on Optional Cash Payments. No interest will be paid by us or the plan administrator on optional cash payments pending investment. Since no interest is paid on cash held by the plan administrator, it normally will be in your best interest to defer optional cash payments until shortly before the deadline described above. Generally, optional cash payments received after the deadline will be held by the plan administrator and invested on the next investment date.

Refunds of Uninvested Optional Cash Payments. Upon written request to the plan administrator received at least five business days prior to the deadline for submitting optional cash payments for the investment date with respect to which optional cash payments have been delivered to the plan administrator, your optional cash payments will be returned to you as soon as practicable. Requests received less than five business days prior to such date will not be returned but instead will be held by the plan administrator and invested on the next investment date.

Additionally, optional cash payments will be returned by check, without interest, as soon as practicable after the applicable period in which the price of the common stock is determined if the threshold price, if any, applicable to optional cash payments made pursuant to requests for waiver of the maximum limit on optional cash payments shall not have been met. (See Question 20.)

Also, each optional cash payment, to the extent that it does not conform to the limitations described in Question 19 will be subject to return to you as soon as practicable.

15. What will be the price of shares purchased under the plan?

Purchase Price and Discounts. The purchase price of common stock under the plan depends on how you purchase the shares and on whether we issue new shares to you or the plan obtains your shares by purchasing them in the open market.

With respect to reinvested dividends, the purchase price for common stock that the plan administrator purchases directly from us initially will be 99% of the “market price” of the common stock. With respect to optional cash payments of $10,000 or less, the purchase price for common stock that the plan administrator purchases directly from us initially will be 100% of the market price of the common stock. With respect to reinvested dividends, the discount from the market price for common stock that the plan administrator purchases directly from us may be changed by us from time to time, provided that in no event will the discount exceed

5% of the average of the high and low trading prices on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any change in this discount. With respect to optional cash payments of $10,000 or less, the administrator may offer a discount to the market price for common shares that the plan administrator purchases directly from us, provided that in no event will the discount exceed 5% of the average of the high and low trading prices on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any adoption of, or change in, this discount.

With respect to reinvested dividends and optional cash payments of $10,000 or less, the purchase price for common stock that the plan administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the “average price per share” actually paid by the plan administrator, excluding any brokerage commissions. If you are a participant in the plan during a time when we are offering a discount from the market price for common stock purchased directly from us, you will be provided with at least 30 days’ prior written notice of a purchase from parties other than us.

With respect to optional cash payments greater than $10,000, the purchase price for common stock that the plan administrator purchases directly from us will be the market price of the common stock less a discount that we may elect to offer, provided that in no event will the discount exceed 5% of the average of the high and low trading prices on the applicable investment date. The market price for optional cash payments in excess of $10,000 is determined in the same manner as for optional cash payments of less than $10,000, except that we may set a threshold price that the market price of our common stock must exceed. We will refund the investment if the market price does not equal or exceed the threshold price. We will set the threshold price and any applicable discount, if any, six business days before the deadline for submitting optional cash payments. Written notice of the threshold price and the applicable discount, if any, at any time will not be provided to you. You must call us to obtain the threshold price and applicable discount, if any.

With respect to optional cash payments greater than $10,000, the purchase price for common stock that the plan administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the average price per share actually paid by the plan administrator, excluding any brokerage commissions.

Optional cash investments of less than $100 and that portion of any optional cash investment in excess of the maximum monthly purchase limit of $10,000 (unless the maximum limit is waived by us) will be returned to you without interest.

Each of the discounts, if any, is subject to change from time to time (but will not exceed 5%) and is also subject to discontinuance at our discretion at any time based on a number of factors, including current market conditions, the level of participation in the plan and our current and projected capital needs. Except with respect to the discount applicable to optional cash payments in excess of the $10,000 limit, we will provide participants with at least 30 days’ prior written notice of a change in the applicable discount.

Determination of “Market Price” and “Average Price Per Share.” For purposes of the calculation of the purchase price for shares purchased directly from us, “market price” is equal to the average of the daily high and low trading prices, computed to three decimal places, of the common stock on the New York Stock Exchange or other securities exchange where the common stock is traded, as reported in The Wall Street Journal, during the five (5) days on which the New York Stock Exchange or such other securities exchange is open and for which trades in our common stock are reported immediately preceding the relevant investment date, or, if no trading occurs in our common stock on one or more of such days, for the five (5) days immediately preceding the investment date for which trades are reported.

For purposes of the calculation of the purchase price for shares purchased from parties other than us, either on the open market or in privately negotiated transactions, “average price per share” is equal to the weighted average of the actual prices paid, computed to three decimal places, for all of the common stock purchased with all participants’ reinvested dividends and optional cash payments for the related month.

Plan Administrator’s Control of Purchase Terms. When open market purchases are made by the plan administrator, these purchases may be made on any securities exchange where common stock is traded, in the over-the-counter market or by negotiated transactions, and may be subject to the terms with respect to price, delivery and other matters to which the plan administrator agrees. We do not, and you will not, have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the plan administrator; however, if you are a participant in the plan during a time when we are offering a discount from the market price for common stock purchased directly from us, you will be provided with at least 30 days’ prior written notice of a purchase from parties other than us. Furthermore, when open market purchases are made by the plan administrator, the plan administrator shall use its best efforts to purchase the shares at the lowest possible price.

16. How will the number of shares purchased for my account be determined?

Your account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on your behalf, divided by the applicable discounted price per share, calculated pursuant to the methods described above, as applicable.

The total amount to be invested will depend on the amount of any dividends paid on the number of shares you own and have designated for reinvestment, and the amount of any optional cash payments you have made and available for investment on the related investment date. Subject to the availability of common stock registered for issuance under the plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.

17. What is the source of common stock purchased under the plan?

The plan administrator will purchase common stock either directly from us or from parties other than us, either on the open market or through privately negotiated transactions, or by a combination of the foregoing. We will determine the source of the common stock to be purchased under the plan after a review of current market conditions and our current and projected capital needs. Neither we nor the plan administrator are required to provide any written notice to you as to the source of the common stock to be purchased under the plan.

18. What are investment dates and when will dividends or other money be invested?

Shares purchased under the plan will be purchased on the “investment date” in each month. The investment date with respect to the common stock acquired pursuant to dividend reinvestments will be (i) if acquired directly from us, the quarterly dividend payment date declared by our Board of Directors, or (ii) in the case of open market purchases, as soon as practicable following the date or dates of actual investment. The investment date for shares acquired pursuant to optional cash payments will be (i) if acquired directly from us, generally the 15th of each month, or, if such date is not a business day, the first business day thereafter, or (ii) in the case of open market purchases, as soon as practicable following the date or dates of actual investment.

For the reinvestment of dividends, the record date is the record date declared by our Board of Directors for that dividend. Likewise, the dividend payment date declared by the Board of Directors constitutes the investment date. In the past, record dates for dividends generally have preceded the dividend payment dates by approximately 15 days. We historically have paid dividends on or about the 15th day of each February, May, August and November. We cannot assure you that we will pay dividends according to this schedule in the future, and nothing contained in the plan obligates us to do so. Neither we nor the plan administrator will be liable when conditions, including compliance with the rules and regulations of the SEC, prevent the plan administrator from buying common stock or interfere with the timing of purchases. We pay dividends as and when declared by our Board of Directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the plan obligates us to do so. The plan does not represent a guarantee of future dividends.

Shares will be allocated and credited to your plan accounts on the appropriate investment date.

No interest will be paid on cash dividends pending investment or reinvestment under the terms of the plan.

19. What limitations apply to optional cash payments?

For any investment date that you choose to make an optional cash payment, you must invest at least $100 but not more than $10,000. For purposes of these limitations, all plan accounts under common control, management or representation by a broker, bank or other nominee will be aggregated. Optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000 (unless the maximum limit is waived by us) will be returned to you without interest after the applicable period in which the price of the common stock is determined.

20. How do I make optional cash payments over the $10,000 maximum monthly amount?

Request for Waiver. Optional cash payments in excess of $10,000 per month may be made only pursuant to a request for waiver approved by us. If you wish to submit an optional cash payment in excess of $10,000 for any investment date, you must obtain our prior written approval, and a copy of such written approval must accompany any such optional cash payment.

At least six business days prior to the applicable deadline for optional cash payments for an investment date, we will determine whether to establish a threshold price (as described below) and/or a discount applicable to optional cash payments in excess of the maximum. We will make this determination in our discretion after a review of such considerations as transaction costs, current market conditions, the level of participation in the plan, and current and projected capital needs. You may ascertain whether a threshold price has been set or waived, and obtain the applicable discount, for the given month by telephoning our Investor Relations Department at (407) 650-1228.

A request for waiver must then be received by us by U.S. mail or facsimile at (407) 650-1044 for that month at least five business days before the deadline for submitting optional cash payments. We will notify you if the request for waiver has been approved no later than four business days prior to the deadline for submitting optional cash payments. Please refer to Question 14 for further procedural details with respect to submitting timely payments.

Threshold Price. We may establish, for any period in which the price of the common stock is determined, a minimum price applicable to optional cash payments made pursuant to requests for waiver of the $10,000 limit on optional cash payments. We will state any threshold price as a dollar amount that market price of the common stock on the New York Stock Exchange as described in Question 16 must equal or exceed. If the threshold price is not satisfied, optional cash payments made pursuant to a request for waiver of the $10,000 limit on optional cash payments will be returned to you by check, without interest, as soon as practicable after the applicable period in which the price of the common stock is determined.

The establishment of a threshold price and the possible return of the investment applies only to optional cash payments made pursuant to a request for waiver of the $10,000 limit on optional cash payments. Setting a threshold price for a period will not affect the setting of a threshold price for any subsequent period. Neither we nor the plan administrator are required to provide any written notice to you as to the threshold price for any period, although we will respond to your request for that information as described above.

Waiver Discount. Each month we may establish a discount from the market price applicable only to optional cash payments made pursuant to a request for waiver of the $10,000 limit on optional cash payments. This discount may be up to 5% of the purchase price and may vary each month. Once established for a particular month, this discount will apply uniformly to all optional cash payments made pursuant to an approved request for waiver of the $10,000 limit on optional cash payments for that month. Setting such a discount for a particular month will not affect the setting of a discount for any subsequent month. This discount will apply to the entire optional cash payment and not just to the portion that exceeds $10,000.

The establishment of such a discount applies only to optional cash payments made pursuant to a request for waiver of the $10,000 limit on optional cash payments. All other optional cash payments will currently be made at the market price subject to any discount offered as described in Question 15 and shall not be subject to any discount established pursuant to the preceding paragraph.

Our Rights Regarding Approval of Waiver Requests. We have sole discretion whether to grant any approval for optional cash payments in excess of the allowable maximum amount. In deciding whether to approve your request for a waiver, we will consider a variety of relevant factors including, but not limited to:

•	transaction costs;

•	whether, at the time of the request, the plan administrator is acquiring newly issued shares directly from us or acquiring shares in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining these additional funds through the sale of common stock as compared to other sources of funds;

•	the purchase price likely to apply;

•	the extent and nature of your prior participation in the plan;

•	the number of shares of common stock you hold of record or beneficially; and

•	the aggregate amount of optional cash payments in excess of $10,000 for which requests for waiver have been submitted.

If requests for waiver are submitted for any investment date for an aggregate amount in excess of the amount we are then willing to accept, we may honor these requests in order of receipt, pro rata or by any other method that we determine to be appropriate. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to approved requests for waiver.

21. Will I incur expenses in connection with my participation under the plan?

You will not pay brokerage commissions or service fees to purchase common stock through the plan. We will pay all other costs of administration of the plan. Additionally, if you elect to send certificates for any other of our common stock that you own to the plan administrator for safekeeping, you must include a letter of instruction stating such. There is no fee for this service. However, if you request that the plan administrator sell all or any portion of your shares, you will incur fees as described under Question 26 below.

REPORTS TO PARTICIPANTS

22. How will I keep track of my investments?

You will receive a statement of your account following each purchase of additional shares, whether by reinvestment of dividends or by optional cash payments. This detailed statement will provide the following information with respect to your plan account:

•	the total number of shares of common stock purchased, including fractional shares;

•	the price paid per share of common stock;

•	the date of stock purchases; and

•	the total number of shares of common stock in your plan account.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the plan. In addition, you will receive copies of other communications sent to our stockholders, including our annual report to stockholders, the notice of annual meeting and proxy statement in connection with our annual meeting of stockholders, and Internal Revenue Service information for reporting dividends paid.

You can also view your account history and balance online by accessing the plan administrator’s website at www.astfinancial.com.

DIVIDENDS ON FRACTIONS OF SHARES

23. Will I be credited with dividends on fractions of shares?

Yes. Any fractional share held in your plan account (see Question 16) that has been designated for participation in the dividend reinvestment program of the plan will receive a proportionate amount of any dividend declared on our common stock.

CERTIFICATES FOR SHARES

24. Will I receive certificates for shares purchased?

Safekeeping of Certificates. Normally, common stock purchased for you under the plan will be held in the name of the plan administrator or its nominee. The plan administrator will credit the shares to your plan account in “book-entry” form. This service protects against loss, theft or destruction of certificates evidencing common stock.

You may also elect to deposit with the plan administrator certificates for other shares of common stock that you own and that are registered in your name for safekeeping under the plan without charge. The plan administrator will credit the common stock represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your plan account. In addition to protecting your certificates against the loss, theft or destruction, this service is convenient if and when you sell common stock through the plan. Because you bear the risk of loss in sending certificates to the plan administrator, you should send certificates by registered mail, return receipt requested, and properly insured to the address specified in Question 7 above.

Issuance of Certificates. No certificates will be issued to you for shares in the plan unless you submit a written request to the plan administrator or until your participation in the plan is terminated. At any time, you may request the plan administrator to send a certificate for some or all of the whole shares credited to your account. This request should be mailed to the plan administrator at the address set forth in the answer to Question 7 or made via the Internet at www.astfinancial.com. There is no fee for this service. Any remaining whole shares and any fractions of shares will remain credited to your plan account. Certificates for fractional shares will not be issued under any circumstances.

25. In whose name will certificates be registered when issued?

Your plan account will be maintained in the name in which your certificates were registered at the time of your enrollment in the plan. Stock certificates for those shares purchased under the plan will be similarly registered when issued upon your request. If your shares are held through a broker, bank or other nominee, such request must be placed through your broker, bank or other nominee.

SALE OF SHARES

26. How do I sell shares held in my plan account?

You may contact the plan administrator to sell all or any part of the shares held in your plan account. After receipt of your request, the plan administrator will sell the shares through a designated broker or dealer. The plan administrator will mail to you a check for the proceeds of the sale, less applicable brokerage commissions, service charges and any taxes. The plan administrator will sell shares within ten business days of receipt of the sale request, at then current market prices through one or more brokerage firms. If you sell or transfer only a portion of the shares in your plan account, you will remain a participant in the plan and may continue to make optional cash investments and reinvest dividends. The plan administrator will continue to reinvest the dividends on the shares credited to your account unless you notify the plan administrator that you wish to withdraw from the plan.

The plan requires you to pay all costs associated with the sale of your shares under the plan. You will receive the proceeds of the sale, less brokerage commissions paid to the plan administrator and any other applicable fees.

If the plan administrator sells all shares held in your plan account, the plan administrator will automatically terminate your account. In this case, you will have to complete and file a new authorization form to rejoin the plan.

WITHDRAWALS AND TERMINATION

27. When may I withdraw from the plan?

You may withdraw from the plan with respect to all or a portion of the shares held in your plan account at any time. If the request to withdraw is received prior to a dividend record date set by our Board of Directors for determining stockholders of record entitled to receive a dividend, the request will be processed on the first business day following receipt of the request by the plan administrator.

If the request to withdraw is received by the plan administrator on or after a dividend record date, but before the payment date, the plan administrator, in its sole discretion, may delay the withdrawal until after the payment date, at which time the dividend will be reinvested in shares for your plan account. The request for withdrawal will then be processed as promptly as possible following the dividend payment date. All dividends paid subsequent to that dividend payment date will be paid in cash unless you re-enroll in the plan, which you may do at any time.

Any optional cash payments which have been sent to the plan administrator prior to a request for withdrawal will also be invested on the next investment date unless you expressly request return of that payment in the request for withdrawal, and the request for withdrawal is received by the plan administrator at least five business days prior to the business day before the start of the five-day period in which the price of the common stock is determined.

28. How do I withdraw from the plan?

If you wish to withdraw from the plan with respect to all or a portion of the shares in your plan account, you must notify the plan administrator in writing at its mailing address or via its Internet address specified in the answer to Question 7. Upon your withdrawal from the plan or our termination of the plan, certificates for the appropriate number of whole shares credited to your account under the plan will be issued free of charge. A cash payment will be made for any fraction of a share.

Upon withdrawal from the plan, you may also request in writing that the plan administrator sell all or part of the shares credited to your plan account. (See Question 26.)

OTHER INFORMATION

29. What are some of the tax considerations related to my participation in the plan?

You should consult your personal tax advisor with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchase of shares under the plan, your tax basis and holding period for shares acquired under the plan, and the character, amount and tax treatment of any gain or loss realized on the disposition of shares. The following brief summary of certain material federal income tax considerations applicable to the plan is for general information only and does not constitute tax advice.

Tax Considerations Related to the Dividend Reinvestment Program. The following discussion summarizes certain federal income tax considerations that may be relevant to a person who elects to participate in the dividend reinvestment program under the plan.

If you participate in the dividend reinvestment program under the plan, you will be treated for federal income tax purposes as having received, on the investment date, a distribution in an amount equal to the fair market value of the shares on the date the shares were acquired with reinvested dividends. You will also be treated as having received an additional distribution equal to your pro rata share of any brokerage commissions paid by us in connection with the purchase of common stock by the plan administrator from parties other than us, either on the open market or in privately negotiated transactions. Such shares will have a tax basis equal to the fair market value of the shares on the date the shares were acquired plus your pro rata share of any brokerage fees paid by us. For federal income tax purposes, the fair market value of shares acquired under the plan will likely be treated as equal to the average of the high and low sale prices of shares on the related investment date. The trading value on that specific date may vary from the market price determined under the plan for such shares.

Such distributions will be taxable as dividends to the extent of our current or accumulated earnings and profits. To the extent the distributions are in excess of our current and accumulated earnings and profits, the distributions will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and the distributions in excess of your tax basis, if any, will be taxable as gain realized from the sale of your shares. In addition, if the Company designates part or all of its distributions as capital gain distributions, those designated amounts will be treated by you as long-term capital gains.

Example 1:

The following example may be helpful to illustrate some of the federal income tax consideration related to your reinvestment of dividends at a 1% discount from the market price where the fair market value for tax purposes is the same as the market price determined under the plan for such shares.

Cash dividends reinvested	$100.00
Assumed Market Price per share*	$20.00
Less: 1% discount per share	$(0.20)
Net purchase price per share	$19.80
Number of shares purchased ($100.00/$19.80)	5.0505
Total taxable distributions resulting from transaction and tax basis (20.00 X 5.0505)**	$101.01

*	This price is assumed for illustrative purposes only, and will vary with the market price of the common stock.
**	Assumes fair market value (average trading price) on investment date also equals $20.00.

Tax Considerations Related to the Stock Purchase Program. If you participate in the stock purchase program under the plan, you will be treated for federal income tax purposes as having received, on the investment date, a distribution equal to the excess, if any, of the fair market value of the common stock on this date over the amount of your optional cash payment. In addition, you will be treated as having received a distribution equal to your pro rata share of any brokerage commissions paid by us in connection with the purchase of common stock by the plan administrator from parties other than us. These distributions will be taxable as dividends to the extent of our earnings and profits. Shares acquired through the stock purchase program under the plan should have a tax basis equal to the amount of the payment plus the pro rata amount of any brokerage commissions paid by us that is includible in your taxable income and the excess, if any, of the fair market value of the shares purchased over the amount of the payment, but only to the extent such excess is treated as a distribution taxable as a dividend. The fair market value on an investment date may differ from the market price determined under the plan for such shares.

Example 2:

The following example may be helpful to illustrate some of the federal income tax consideration related to the optional cash payment feature at no discount from the market price where the fair market value for tax purposes differs from the market price determined under the plan for such shares and where you also are enrolled in the dividend reinvestment program.

Optional cash payment	$100.00
Assumed Market Price per share*	$20.00
Less: 0% discount per share	$(0.00)
Net purchase price per share	$20.00
Number of shares purchased ($100.00/$20.00)	5.00
Fair market value (average trading price) per share on the investment date	$20.50
Total taxable dividend resulting from transaction (5.00 X $20.50 - $100.00)	$2.50

*	This price is assumed for illustrative purposes only, and will vary with the market price of common stock.

Your holding period for shares acquired pursuant to either program under the plan will begin on the day following the investment date. Dividends received by corporate stockholders will not be eligible for the dividends received deduction.

You will not realize any taxable income upon receipt of certificates for whole shares credited to your account, either upon your request for certain of those shares or upon termination of participation in the plan. You will realize gain or loss upon the sale or exchange of shares acquired under the plan. You will also realize gain or loss upon receipt, following termination of participation in the plan, of a cash payment for any fractional share equivalent credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares or fractional share equivalent and the tax basis thereof.

Income Tax Withholding and Administrative Expense. If you are a foreign stockholder whose dividends are subject to United States income tax withholding or a domestic stockholder whose dividends are subject to backup withholding taxes, the plan administrator will reinvest an amount equal to the dividend less the amount of any tax required to be withheld. Amounts withheld from dividends will be paid to the United States Treasury and the affected participants will be advised of the amount withheld.

Foreign stockholders who elect to make optional cash payments only will continue to receive regular cash dividends on shares registered in their names in the same manner as if they were not participating in this plan. Funds for optional cash payments must be in United States dollars and will be invested in the same way as payments from other participants.

Based on a series of private rulings issued by the IRS, we intend to take the position that administrative expenses of the plan paid by us are not considered to be distributions to participants.

Tax Considerations Relating to Ownership of Common Shares. New investors and current investors should consult the general discussion under the heading “Material Federal Income Tax Considerations” on page 24 for a summary of federal income tax considerations related to the ownership of our common shares acquired under the plan.

30. May shares in my account be pledged?

You may not pledge any of the common stock in your plan account. Any attempted pledge of these shares will be void. If you wish to pledge shares, you must first withdraw them from the plan.

31. If we issue rights to purchase securities to the holders of common stock, how will the rights on plan shares be handled?

In the event that we make available to the holders of our common stock rights to purchase additional shares of common stock or any other securities, the plan administrator will sell the rights (if such rights are saleable and detachable from the common stock) accruing to common stock held by the plan administrator for you and invest the proceeds in additional shares of common stock on the next dividend payment date for the common stock. In the event that the rights are not saleable or detachable, the plan administrator will hold the rights for your benefit. If you wish to receive directly any of these rights, you may do so by sending to the plan administrator, at least five business days before the rights offering record date, a written request that certificates for shares in your account be sent to you.

Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

32. What happens if we declare a dividend payable in shares or declare a share split?

Any dividend payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your plan account will be added to that account. Share dividends or split shares which are attributable to shares registered in your own name and not in your plan account will be mailed directly to you as in the case of stockholders not participating in the plan.

Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

33. How will shares held by the plan administrator be voted at meetings of stockholders?

If you are a record owner, you will receive a proxy card covering both directly held shares and shares held in the plan. If you hold your shares through a broker, bank or other nominee, you should receive a proxy covering shares held in the plan from your broker, bank or other nominee.

If a proxy is returned properly signed and marked for voting, all of the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our Board of Directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in your name may be voted only by you and only in person.

34. What are our responsibilities and those of the plan administrator under the plan?

Neither we, our agents nor the plan administrator, will be liable, in administering the plan, for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability (i) arising out of failure to terminate your account upon your death or judgment of incompetence prior to the plan administrator’s receipt of notice in writing of such death or judgment of incompetence, (ii) with respect to the price at which shares are purchased or sold and/or the times when such purchases are made, or (iii) relating to any fluctuation in the market value of the common stock.

Neither we, our agents nor the plan administrator, will have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable laws, including federal securities laws. Since the plan administrator has assumed all responsibility for administering the plan, we specifically disclaim any responsibility for any of the plan administrator’s actions or inactions in connection with the administration of the plan. None of our directors, officers, employees or stockholders will have any personal liability under the plan.

We, our agents and the plan administrator, will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

35. What will be my responsibilities under the plan?

Your plan shares may revert to the state in which you live in the event that the shares are deemed, under your state’s laws, to have been abandoned by you. For this reason, you should promptly notify the plan administrator in writing of any change of address. The plan administrator will address account statements and other communications to you at the last address of record you provide to the plan administrator.

You will have no right to draw checks or drafts against your plan account or to instruct the plan administrator with respect to any common stock or cash held by the plan administrator, except as expressly provided herein.

36. May the plan be changed or discontinued?

We may suspend, terminate, or amend the plan at any time. Notice of any suspension or termination, or of any amendment that alters the plan terms and conditions, will be sent to you as soon as practicable after we take such an action. We may also substitute another agent in place of the current plan administrator at any time; you will be promptly informed of any such substitution. We will determine any questions of interpretation arising under the plan and any such determination will be final.

37. Are there any risks associated with the plan?

Your investment in shares held in your plan account is no different from your investment in shares held directly. Neither we nor the plan administrator can assure you a profit or protect you against a loss on the shares that you purchase. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to such shares.

38. How will you interpret and regulate the plan?

We will interpret, regulate and take any other action in connection with the plan that we deem reasonably necessary to carry out the plan. We may adopt rules and regulations to facilitate the administration of the plan. As a participant in the plan, you will be bound by any actions taken by us or the plan administrator.

39. What law governs the plan?

The terms and conditions of the plan and its operation will be governed by the laws of the State of Maryland.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following section summarizes the material federal income tax issues that you may consider relevant relating to our taxation as a REIT under the Code, and the acquisition, ownership, and disposition of our common stock acquired under the plan. Because this section is a summary, it does not address all of the tax issues that may be important to you. For example, the discussion of the tax treatment of our stockholders addresses only common stock held as a capital asset (generally property held for investment) within the meaning of Section 1221 of the Code. This discussion is based on current law and does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a prospective stockholder in light of its particular circumstances. In addition, this section does not address the tax issues that may be important to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as financial institutions, brokers, dealers in securities and commodities, insurance companies, former U.S. citizens or long-term residents, regulated investment companies, real estate investment trusts, tax-exempt organizations (except to the extent discussed in “— Taxation of Tax-Exempt U.S. Stockholders” below), controlled foreign corporations, passive foreign investment companies, persons that acquire stock in connection with employment or other performance of personal services, persons subject to the alternative minimum tax, beneficial owners of stock subject to the special tax accounting rules under Section 451(b) of the Code, persons that are, or that hold stock through, partnerships or other pass-through entities, United States persons within the meaning of Section 7701(a)(30) of the Code (“United States persons”), persons that hold stock as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, persons that purchase or sell stock as part of a wash sale for tax purposes, or non-U.S. individuals and foreign corporations (except to the extent discussed in “— Taxation of Non-U.S. Stockholders” below). In addition, this discussion is general in nature and is not exhaustive of all possible tax considerations, nor does it address any aspect of state, local or foreign taxation or any U.S. federal tax other than the income tax, and only to the extent specifically provided herein, certain excise taxes potentially applicable to REITs.

This summary is based upon the Code, the regulations of the U.S. Department of Treasury (“Treasury”) promulgated thereunder and judicial and administrative rulings now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.

If a partnership, including an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our stock, the treatment of the partnership, and partners in the partnership, will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our stock, and partners in such partnerships, should consult their tax advisors with regard to the U.S. federal income tax treatment of an investment in our stock pursuant to the plan.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK, OUR ELECTION TO BE TAXED AS A REIT AND THE EFFECT OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of National Retail Properties, Inc.

The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. We cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We elected to be taxed as a REIT under the federal income tax laws when we filed our 1984 federal income tax return. We have been organized and have operated in a manner intended to qualify as a REIT and we intend to continue to operate in that manner. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In the opinion of our tax counsel, Pillsbury Winthrop Shaw Pittman LLP, (i) we qualified as a REIT under Sections 856 through 860 of the Code with respect to each of our taxable years ended through December 31, 2020; and (ii) we are organized in conformity with the requirements for qualification as a REIT under the Code, and our current and proposed method of operation and ownership will enable us to meet the requirements for qualification and taxation as a REIT for the current taxable year and for future taxable years, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our diversity of stock ownership, business, properties and operations. We may not, however, have met or continue to meet such requirements. You should be aware that opinions of counsel are not binding on the IRS or any court. Our qualification as a REIT depends on our ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within certain categories, the diversity of the ownership of our stock, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. Pillsbury Winthrop Shaw Pittman LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, our actual operating results may not satisfy the qualification tests. Pillsbury Winthrop Shaw Pittman LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax treatment of us and our stockholders if we fail to qualify as a REIT, see “— Requirements for REIT Qualification — Failure to Qualify.”

As a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders as a result of a deduction we receive for such distributions (the “dividends paid deduction”). The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and stockholder levels) that generally results from owning stock in a subchapter C corporation. However, we will be subject to federal tax in the following circumstances:

•

we will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned;

•

we will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

•

we will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business (“prohibited transactions”);

•	any “taxable REIT subsidiaries,” we form or acquire generally will be required to pay federal corporate income tax on their earnings;

•	we will pay a 100% excise tax on transactions with a “taxable REIT subsidiary” that are not conducted on an arm’s-length basis;

•

if we fail to satisfy the 75% gross income test or the 95% gross income test (as described below under “–Requirements for REIT Qualification – Income Tests”), but nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail, respectively, the 75% or 95% gross income test, multiplied, in either case, by (ii) a fraction intended to reflect our profitability;

•

if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test;

•

if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect, but we would also be required to pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements;

•

if we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a nondeductible 4% excise tax on the excess of such required distribution over (A) the amount we actually distributed, plus (B) retained amounts on which corporate-level tax was paid by us;

•

we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with the rules relating to the composition of a REIT’s stockholders;

•	we may elect to retain and pay income tax on our net long-term capital gain; or

•

if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which we acquire a “carryover” basis in the asset (i.e., basis determined by reference to the C corporation’s basis in the asset (or another asset)) and no election is made for the transaction to be taxable on a current basis, then if we recognize gain on the sale or disposition of such asset during the 5-year period after we acquire such asset, we will pay tax at the highest regular corporate rate applicable on the lesser of (i) the amount of gain that we recognize at the time of the sale or disposition and (ii) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

Requirements for REIT Qualification. To qualify as a REIT, we must meet the following requirements:

1.	we are managed by one or more trustees or directors;

2.	our beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	we would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4.	we are neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	at least 100 persons are beneficial owners of our stock or ownership certificates;

6.

not more than 50% in value of our outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the “5/50 Rule”);

7.

we elect to be a REIT (or have made such election for a previous taxable year) and satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	we use a calendar year for federal income tax purposes and comply with the record keeping requirements of the Code and the related regulations of the Treasury; and

9.	we meet certain other qualification tests, described below, regarding the nature of our income and assets and the amount of our distributions to stockholders.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated the 5/50 Rule, we will be deemed to have satisfied the

5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code Section 401(a), and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

We believe we have issued sufficient stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our Articles of Incorporation restricts the ownership and transfer of our equity securities so that we should continue to satisfy requirements 5 and 6 (see Question 9).

We currently have several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by the parent REIT, unless we and the subsidiary have jointly elected to have it treated as a “taxable REIT subsidiary,” in which case it is treated separately from us and will be subject to federal corporate income taxation. Thus, in applying the requirements described herein, any qualified REIT subsidiary of ours will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. We do not currently have any taxable REIT subsidiaries, and although we may own taxable REIT subsidiaries or subsidiary REITs in the future, we believe all of our current direct corporate subsidiaries are qualified REIT subsidiaries. Accordingly, our qualified REIT subsidiaries are not subject to federal corporate income taxation, though they may be subject to state and local taxation.

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single beneficial owner generally is not treated as an entity separate from its owner for federal income tax purposes. Similar to a qualified REIT subsidiary, all assets, liabilities, and items of income, deduction, and credit of such a disregarded entity are treated as assets, liabilities, and items of income, deduction, and credit of the owner. An unincorporated domestic entity, such as a partnership or a limited liability company, with two or more beneficial owners is generally treated as a partnership for federal income tax purposes.

A REIT is treated as owning its proportionate share of the assets of any partnership (which includes any limited liability company treated as a partnership) in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of income of any partnership (or limited liability company treated as a partnership) in which we have acquired or will acquire an interest, directly or indirectly, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements. Our proportionate share is generally determined, for these purposes, based on our percentage interest in partnership equity capital, subject to special rules relating to the 10% asset test described below. Under partnership audit changes generally effective for audits in 2018 and later, a partnership (and not the partners) must pay any “imputed underpayments,” consisting of delinquent taxes, interest, and penalties deemed to arise out of an audit of the partnership, unless certain alternative methods are available and the partnership elects to utilize them. The IRS has issued regulations providing details on many of these provisions, but it is still not entirely clear how all of these new rules will be implemented. Accordingly, it is possible that in the future, we and/or any partnership in which we are a partner could be subject to, or otherwise bear the economic burden of, federal income tax, interest, and penalties resulting from a federal income tax audit.

Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT:

•

At least 75% of our gross income (excluding gross income from prohibited transactions, cancellation of indebtedness, certain real estate liability hedges, and certain foreign currency hedges entered into, and certain recognized real estate foreign exchange gains) for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income (the “75% gross income test”). Qualifying income for purposes of the 75% gross income test includes “rents from real property,” interest on debt secured by mortgages on real property or on interests in real property, gain from the sale of real estate assets other than debt instruments of “publicly offered” REITs (REITs that are required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934) that qualify as real estate assets solely for that reason, and dividends or other distributions on and gain from the sale of shares in other REITs; and

•

At least 95% of our gross income (excluding gross income from prohibited transactions, cancellation of indebtedness, certain real estate liability hedges, and certain foreign currency hedges entered into, and certain recognized passive foreign exchange gains) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the “95% gross income test”).

The following paragraphs discuss the specific application of these tests to us.

Rental Income. Our primary source of income derives from leasing properties. There are various limitations on whether rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property” (which is qualifying income for purposes of the 75% and 95% gross income tests) under the REIT tax rules.

•

If the rent is based, in whole or in part, on the income or profits of any person although, generally, rent may be based on a fixed percentage or percentages of receipts or sales, the rent will not qualify as “rents from real property.” Our leases provide for either fixed rent, sometimes with scheduled escalations, or a fixed minimum rent and a percentage of gross receipts in excess of some threshold. We have not entered into any lease based in whole or part on the net income of any person and on an ongoing basis will use our best efforts to avoid entering into such arrangements unless, in either instance, we have determined or we determine in our discretion that such arrangements will not jeopardize our status as a REIT.

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Except in certain limited circumstances involving taxable REIT subsidiaries, if we or someone who owns 10% or more of our stock owns 10% or more of a tenant from whom we receive rent, the tenant is deemed a “related party tenant,” and the rent paid by the related party tenant will not qualify as “rents from real property.” Our ownership and the ownership of a tenant is determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and we may inadvertently enter into leases with tenants who, through application of such rules, will constitute “related party tenants.” In such event, rent paid by the related party tenant will not qualify as “rents from real property,” which may jeopardize our status as a REIT. We believe that we have not leased property to any related party tenant, except where we have determined in our discretion that the rent received from such related party tenant is not material and will not jeopardize our status as a REIT. On an ongoing basis, we will use our best efforts not to rent any property to a related party tenant (taking into account the applicable constructive ownership rules), except where we rent to a future taxable REIT subsidiary in the manner described below, or we determine in our discretion that the rent received from such related party tenant will not jeopardize our status as a REIT.

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In the case of certain rent from a taxable REIT subsidiary which would, but for this exception, be considered rent from a related party tenant, the space leased to the taxable REIT subsidiary must be part of a property at least 90% of which is rented to persons other than taxable REIT subsidiaries and related party tenants, and the amounts of rent paid to us by the taxable REIT subsidiary must be substantially comparable to the rents paid by such other persons for comparable space. If in the future we have any taxable REIT subsidiaries and we rent space to such subsidiaries, we will use our best efforts to ensure that all space leased to such taxable REIT subsidiaries meets these conditions, unless we determine in our discretion that the related party rent received from a taxable REIT subsidiary will not jeopardize our status as a REIT.

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If the rent attributable to any personal property leased in connection with a lease of property is more than 15% of the total rent received under the lease, all of the rent attributable to the personal property will fail to qualify as “rents from real property.” If the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. In general, we have not leased a significant amount of personal property under our current leases. If any incidental personal property has been leased, we believe that rent under each lease from the personal property has been no more than 15% of total rent from that lease, and on an ongoing basis we will use our best efforts to avoid leasing personal property in connection with a future lease except where rent from the personal property is no more than 15% of total rent from that lease, unless, in either instance, we have determined or we determine in our discretion that the amount of disqualified rent attributable to the personal property will not jeopardize our status as a REIT.

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In general, if we furnish or render services to our tenants, other than through a taxable REIT subsidiary or an “independent contractor” who is adequately compensated and from whom we do not derive revenue, the income received from the tenants may not be deemed “rents from real property.” In general, we may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered to be provided for the tenant’s convenience. In addition, we may render directly a de minimis amount of “non-customary” services to the tenants of a property without disqualifying the income as “rents from real property,” as long as our income from the services does not exceed 1% of our income from the related property.

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We believe that we have not provided services to leased properties that have caused rents to be disqualified as rents from real property, and on an ongoing basis in the future, we will use our best efforts to determine in our discretion that any services provided will not cause rents to be disqualified as rents from real property, unless, in either instance, we have determined or we determine in our discretion that the amount of disqualified rent resulting from such services will not jeopardize our status as a REIT.

Based on, and subject to, the foregoing, we believe that rent from our leases should generally qualify as “rents from real property” for purposes of the 75% and 95% gross income tests, except in amounts that should not jeopardize our status as a REIT. As described above, however, the IRS may assert successfully a contrary position and, therefore, prevent us from qualifying as a REIT.

Interest. For purposes of the gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. If a loan contains a provision that entitles us to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may from time to time hold mortgage debt. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. Interest on, and gains from the sale or other disposition of, debt secured by a mortgage on both real and personal property is qualifying income for purposes of both the 95% and 75% gross income tests if the fair market value of the personal property securing the debt does not exceed 15% of the total fair market value of all property securing the debt. However, in the case of acquisition of an existing loan secured by both real property and other property that does not meet the requirements of the previous sentence, if the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to acquire the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan principal exceeds the value of the real estate that is security for the loan as of the date we agreed to acquire the loan.

Dividends. Our share of any dividends received from any corporation (including any taxable REIT subsidiary, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Treatment of Structured Finance Loans. Structured finance loans that we originate generally will not be secured by a direct interest in real property, but by ownership interests in an entity owning real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, and such loans will be treated as qualifying “real estate assets” for purposes of the 75% asset test, provided several requirements are satisfied. If a structured finance loan does not qualify for the Revenue Procedure 2003-65 safe harbor, the interest income from the loan will be qualifying income for purposes of the 95% gross income test, but may not be qualifying income for purposes of the 75% gross income test. In addition, if the structured finance loan is not a real estate asset and does not qualify as “straight debt” or as one of certain other disregarded instruments, we will be subject to the 10% asset test relating to value with respect to such loan. We believe that any structured finance loans that we originate will generally either qualify for the Revenue Procedure 2003-65 safe harbor, will otherwise be treated as “real estate assets” that generate qualifying income under both the 75% and 95% gross income tests and will be qualifying assets for purposes of the asset tests, or will qualify as straight debt that generate qualifying income under the 95% gross income test but generate nonqualifying income for purposes of the 75% gross income test.

Tax on Income From Property Acquired in Foreclosure. We will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. “Foreclosure property” is any real property (including interests in real property) and any personal property incident to such real property:

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that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT secured by the property;

•	for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

Generally, property acquired as described above ceases to be foreclosure property on the earlier of:

•	the last day of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury);

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the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;

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the first day on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or

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the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income or through a taxable REIT subsidiary).

Tax on Prohibited Transactions. A REIT will incur a 100% tax on net income (taking into account foreign currency gains and losses) derived from any “prohibited transaction.” A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. The prohibited transaction rules do not apply to property held by a taxable REIT subsidiary of a REIT. We believe that none of our assets (other than assets that may be held in the future through taxable REIT subsidiaries) are held for sale to customers and that a sale of any such asset would not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset.

The Code provides a safe harbor that, if met by us, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, (i) we must have held the property for at least 2 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 2 years for the production of rental income), (ii) we must not have made aggregate expenditures includible in the basis of the property during the 2-year period preceding the date of sale that exceed 30% of the net selling price of the property, and (iii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year. With respect to clause (iii) above, if we rely on one of the alternative percentage tests rather than the 7-sale limitation, (A) we are permitted to sell properties with an aggregate adjusted basis (or fair market value) of up to 20% of the aggregate bases in (or fair market value of) our assets as long as the 10% standard is satisfied on average over the three-year period comprised of the taxable year at issue and the two immediately preceding taxable years, and (B) substantially all of the marketing and development expenditures with respect to the property must be made through a taxable REIT subsidiary or an independent contractor from whom we do not derive or receive any income. We believe we have complied with the terms of the safe harbor provision and we will attempt to comply with the terms of the safe harbor in the future, except where we determine in our discretion that a particular transaction will avoid prohibited transaction treatment regardless of the safe harbor. We may fail to comply with the safe harbor provision and may sell or dispose of property that could be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Tax and Deduction Limits on Certain Transactions with Taxable REIT Subsidiaries. A REIT will incur a 100% tax on certain transactions between a REIT and a taxable REIT subsidiary to the extent the transactions are not on an arms-length basis. In addition, under certain circumstances the interest paid by a taxable REIT subsidiary to the REIT may not be deductible by the taxable REIT subsidiary.

Hedging Transactions. Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction (which may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts) which (i) is clearly identified as such as specified in the Code and Treasury regulations, and (ii) hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets or is entered into primarily to manage the risk of foreign currency fluctuations with respect to qualifying income under the 75% or 95% gross income test, including gain from the sale or disposition of such a transaction and certain income from hedging transactions entered into to hedge existing hedging positions after any portion of the hedged indebtedness or property is disposed of, will not constitute gross income for purposes of either the 75% or 95% gross income test, and therefore will be exempt from these tests. Income from any hedging transaction not described above will likely be treated as nonqualifying for both the 75% and 95% gross income tests.

Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction. Legislative changes have eliminated like-kind exchanges for most personal property.

Relief from Consequences of Failing to Meet Income Tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, and we file a schedule of the sources of our income in accordance with regulations prescribed by the Treasury. We may not qualify for the relief provisions in all circumstances. In addition, as discussed above in “–Taxation of National Retail Properties, Inc.,” even if the relief provisions apply, we would incur a 100% tax on gross income to the extent we fail the 75% or 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

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At least 75% of the value of our total assets must consist of cash or cash items (including certain receivables and money market funds), U.S. government securities, “real estate assets,” or qualifying temporary investments (the “75% asset test”).

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“Real estate assets” include interests in real property, interests in mortgages on real property and on interests in real property, stock in other REITs, and debt instruments of publicly offered REITs. Real estate assets also include personal property to the extent that rent attributable to such personal property qualifies as rents from real property because it does not exceed 15% of the total rent received under the lease. We believe that our properties qualify as real estate assets.

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“Interests in real property” include an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property).

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Qualifying temporary investments are investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity or long-term (at least five-year) debt offerings.

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For investments not included in the 75% asset test, (A) the value of our interest in any one issuer’s securities (which does not include any of our equity ownership in other REITs, any taxable REIT subsidiary or any qualified REIT subsidiary), may not exceed 5% of the value of our total assets (the

“5% asset test”), (B) we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (which does not include our equity ownership in other REITs, any taxable REIT subsidiary or any qualified REIT subsidiary) (the “10% asset test”), and (C) no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries (unless they would otherwise be treated as real estate assets) and our assets that are not qualifying assets for purposes of the 75% asset test. For purposes of the 10% asset test that relates to value, the following are not treated as securities: (i) loans to individuals and estates, (ii) securities issued by REITs, (iii) accrued obligations to pay rent; (iv) certain debt meeting the definition of “straight debt” if neither we nor a taxable REIT subsidiary that we control hold more than 1% of the issuer’s securities that do not qualify as “straight debt,” and (v) debt issued by a partnership if the partnership meets the 75% gross income test with respect to its own gross income. In addition, solely for purposes of the 10% asset test that relates to value, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code.

•	The value of our securities in one or more taxable REIT subsidiaries (unless they would otherwise be treated as real estate assets) may not exceed 20% of the value of our total assets.

•	The value of our holdings in debt instruments of publicly offered REITs (unless they would otherwise be treated as real estate assets) may not exceed 25% of the value of our total assets.

We intend to select future investments so as to comply with the asset tests.

As described above, we may from time to time hold mortgage debt. Mortgage loans will generally qualify as real estate assets for purposes of the 75% asset test to the extent that they are secured by real property. Further, a loan secured by a mortgage on both real and personal property qualifies as a real estate asset for purposes of the 75% asset test if the fair market value of the personal property securing the loan does not exceed 15% of the total fair market value of all property securing the loan. However, for a loan secured by both real property and other property that does not meet the requirements of the previous sentence, if the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to acquire the loan, then a portion of such loan likely will not be a qualifying real estate asset. Under Revenue Procedure 2014-51, the

IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (i) the greater of (a) the current fair market value of the real property securing the loan or (b) the fair market value of such real property on the date the REIT acquires the loan or (ii) the current fair market value of the loan.

If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (ii) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Relief from Consequences of Failing to Meet Asset Tests. If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions are available for failures of the 5% asset test and the 10% asset test if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and (ii) the failure is corrected or we otherwise return to compliance with the applicable asset test within 6 months following the quarter in which it was discovered. In addition, should we fail to satisfy any of the asset tests other than failures addressed in the previous sentence, we may nevertheless qualify as a REIT for such year if (i) the failure is due to reasonable cause and not due to willful neglect, (ii) we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, (iii) the failure is corrected or we otherwise return to compliance with the asset tests within 6 months following the quarter in which the failure was discovered, and (iv) we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset tests. We may not qualify for the relief provisions in all circumstances.

Distribution Requirements. Each taxable year, we must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to our stockholders in an aggregate amount at least equal to (1) the sum of 90% of (A) our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) our net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.

We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if we (i) declare a dividend in one of the last three months of the calendar year to which the dividend relates which is payable to stockholders of record as determined in one of such months, and pay the distribution during January of the following taxable year, or (ii) declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

Further, with respect to our 2014 and prior taxable years, in order for distributions to have been counted as satisfying the annual distribution requirements for REITs and to provide us with a dividends paid deduction, our distributions must not have been “preferential dividends.” A dividend is not a preferential dividend if that distribution is (1) pro rata among all outstanding shares within a particular class and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents. For taxable years beginning after December 31, 2014, the preferential dividend rule does not apply to publicly offered REITs. We are a publicly offered REIT. Thus, so long as we continue to qualify as a publicly offered REIT, the preferential dividend rule does not apply to our 2015 and subsequent taxable years. However, subsidiary REITs we may own from time to time may not be publicly offered REITs and the preferential dividend rules would apply to such subsidiary REITs, although the IRS has issued multiple private letter rulings, which may not be relied upon as precedent, that a subsidiary REIT that meets certain conditions may be treated as a publicly offered REIT for these purposes.

We will pay federal income tax at regular corporate rates on taxable income (including net capital gain) that we do not distribute to stockholders. Furthermore, we will incur a 4% nondeductible excise tax if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “–Taxation of Taxable U.S. Stockholders.” For purposes of the 4% excise tax, we will be treated as having distributed any such retained amount. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of partnership net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds, issue additional preferred or common stock to raise the cash necessary to make required distributions or, if possible, pay taxable dividends of our stock or debt securities.

We may satisfy the 90% distribution requirement with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. The IRS has also issued a revenue procedure applicable to publicly offered REITs that provides that the IRS will treat distributions that, at the election of each stockholder, are paid partly in cash and partly in stock as dividends that satisfy the REIT annual distribution requirement and as distributions that qualify for the dividends paid deduction for federal income tax purposes, provided certain conditions are satisfied, including a requirement that at least 20% of the total dividend is available in cash. We have no current intention to make ~~a~~n elective cash/stock distribution or a distribution of debt securities, but in the event of an elective cash/stock distribution we expect to structure it so as to comply with the applicable revenue procedure. If we were to choose to make a cash/stock distribution, stockholders may be required to pay tax in excess of the cash that they receive or may be subject to withholding taxes, including with respect to all or a portion of such dividend that is payable in stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Record Keeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding stock. We have complied, and intend to continue to comply, with such requirements.

Relief from Other Failures of the REIT Qualification Provisions. If we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

Failure to Qualify. If we fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders and we would not be required to distribute any amounts to stockholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Any such dividends should, however, be “qualified dividend income,” which is taxable at long-term capital gain rates for individual stockholders who satisfy certain holding period requirements. See “— Taxation of Taxable U.S. Stockholders — Current Tax Rates.” Furthermore, subject to certain limitations of the Code, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “taxable U.S. stockholder” means a taxable beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

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a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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a trust if (A) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) it has a valid election in effect to be treated as a United States person.

Dividends and Other Taxable U.S. Stockholder Distributions. As long as we qualify as a REIT, a taxable U.S. stockholder must take into account distributions on our common stock out of our current or accumulated earnings and profits (and that we do not designate as capital gain dividends or retained long-term capital gain) as ordinary income. Such distributions will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to taxable U.S. stockholders generally will not qualify for the maximum 20% tax rate for “qualified dividend income.” However, for taxable years prior to 2026, generally non-corporate stockholders are allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, including a requirement that the taxable U.S. stockholder receiving such dividends hold the dividend-paying REIT stock for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock becomes ex-dividend and not be under an obligation to make related payments with respect to a position in substantially similar or related property.

In determining the extent to which a distribution constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock and then to distributions with respect to our common stock. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our stockholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of each class or series of preferred stock will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of such class or series of preferred stock for the year and the denominator of which will be the total dividends paid to the holders of all classes of our stock for the year. The remainder of the designated capital gain dividends will be allocable to holders of our common stock.

A taxable U.S. stockholder will recognize distributions that we designate as capital gain dividends as long-term capital gain (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the taxable U.S. stockholder has held its common stock. See “— Capital Gains and Losses” below. Subject to certain limitations, we will designate whether our capital gain dividends are taxable at the usual capital gains rate or at the higher rate applicable to depreciation recapture. A corporate taxable U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a taxable U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The taxable U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The taxable U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A taxable U.S. stockholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the taxable U.S. stockholder’s stock. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such stock. To the extent a distribution exceeds both our current and accumulated earnings and profits and the taxable U.S. stockholder’s adjusted basis in its stock, the taxable U.S. stockholder will recognize long-term capital gain (or short-term capital gain if the stock has been held for one year or less), assuming the stock is a capital asset in the hands of the taxable U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a taxable U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the taxable U.S. stockholder on December 31 of such year to the extent of our earnings and profits, provided that we actually pay the distribution during January of the following calendar year. We will notify taxable U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute return of capital, ordinary income or capital gain dividends.

Taxation of Taxable U.S. Stockholders on the Disposition of Our Stock. In general, a taxable U.S. stockholder must treat any gain or loss realized upon a taxable disposition of our common stock (including any fractional shares) as long-term capital gain or loss if the taxable U.S. stockholder has held the stock for more than one year and otherwise as short-term capital gain or loss. . In general, a taxable U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the taxable U.S. stockholder’s adjusted tax basis. A taxable U.S. stockholder’s adjusted tax basis generally will equal the taxable U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the taxable U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a taxable U.S. stockholder must treat any loss upon a sale or exchange of stock held by such stockholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such taxable U.S. stockholder treats as long-term capital gain.

Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate on ordinary income significantly exceeds the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property” (i.e., depreciable real property) is, to the extent that such gain would have been treated as ordinary income if the property were “Section 1245 property,” higher than the maximum long-term capital gain rate otherwise applicable. With respect to distributions that we designate as capital gain dividends and any retained capital gain that is deemed to be distributed, we may designate (subject to certain limits) whether such a distribution is taxable to our non-corporate stockholders at the lower or higher rate. A taxable U.S. stockholder required to include retained long-term capital gains in income will be deemed to have paid, in the taxable year of the inclusion, its proportionate share of the tax paid by us in respect of such undistributed net capital gains. Taxable U.S. stockholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such stockholders. Taxable U.S. stockholders will increase their basis in their stock by the difference between the amount of such includible gains and the tax deemed paid by the taxable U.S. stockholder in respect of such gains. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may generally deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Passive Activity and Investment Income Limitations. Distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, taxable U.S. stockholders will not be able to apply any passive activity losses against such income. Dividends from us (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment income limitation.

Medicare Tax on Unearned Income. Certain taxable U.S. stockholders who are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their dividends on our common stock and net gains from the taxable disposition of their shares of our common stock. Taxable U.S. stockholders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of our common stock.

Current Tax Rates. The maximum tax rate on the long-term capital gains of domestic non-corporate taxpayers is 20%. The maximum tax rate on “qualified dividend income” is the same as the capital gains rate, and is substantially lower than the maximum rate on ordinary income. Because, as a REIT, we are not generally subject to tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our distributions are not generally eligible for the tax rate on qualified dividend income. As a result, our ordinary REIT distributions are taxed at the higher tax rates applicable to ordinary income. However, for taxable years prior to 2026, generally non-corporate stockholders are allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain limitations, including a requirement that the taxable U.S. stockholder receiving such dividends hold the dividend-paying REIT stock for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock becomes ex-dividend and not be under an obligation to make related payments with respect to a position in substantially similar or related property. Further, with respect to non-corporate taxpayers, the lower qualified dividend income/capital gains tax rate (at a maximum of 20%) does generally apply to:

•	a stockholder’s long-term capital gain, if any, recognized on the disposition of our common stock;

•	distributions we designate as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case the 25% tax rate applies);

•	distributions attributable to dividends we receive from non-REIT corporations (including any taxable REIT subsidiaries); and

•	distributions to the extent attributable to income upon which we have paid corporate tax (for example, the tax we would pay if we distributed less than all of our taxable REIT income).

In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.

Information Reporting and Backup Withholding. Taxable U.S. stockholders that are “exempt recipients” (such as corporations) generally will not be subject to U.S. backup withholding and related information reporting on payments of dividends on, and the proceeds from the disposition of, our common stock unless, when required, they fail to demonstrate their status as exempt recipients. In general, we will report to our other stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding (currently at the rate of 24%) with respect to dividends unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. Backup withholding is not an additional tax and may be credited against a stockholder’s regular U.S. federal income tax liability or refunded by the IRS provided that the stockholder provides the required information to the IRS in a timely manner.

Taxation of Tax-Exempt U.S. Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities (“exempt organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the stock of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to exempt organizations generally should not constitute UBTI. However, if an exempt organization were to finance its acquisition of stock with debt, a portion of the income that they receive from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, and supplemental unemployment benefit trusts that are exempt from taxation under paragraphs (7), (9), and (17), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our stock. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as UBTI (the “UBTI Percentage”). The UBTI Percentage is equal to the gross income we derive from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which we pay the dividends. The UBTI rule applies to a pension trust holding more than 10% of our stock only if:

•	the UBTI Percentage is at least 5%;

•

we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•

we are a “pension-held REIT” (i.e., either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock).

Tax-exempt entities will be subject to the rules described above, under the heading “—Taxation of Taxable U.S. Stockholders” concerning the inclusion of our designated undistributed net capital gains in the income of our stockholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-U.S. stockholders (defined below) are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of U.S. federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements. As used herein, the term “non-U.S. stockholder” means any taxable beneficial owner of our common stock (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes) that is not a taxable U.S. stockholder or exempt organization.

Ordinary Dividends. A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests (as defined below) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current and accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment maintained by the non-U.S. stockholder), the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as taxable U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a non-U.S. corporation unless the tax is reduced or eliminated by an applicable income tax treaty). We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless (i) a lower treaty rate applies and the non-U.S. stockholder timely provides an IRS Form W-8BEN or W-8BEN-E to us evidencing eligibility for that reduced rate, or (ii) the non-U.S. stockholder timely provides an IRS Form W-8ECI to us claiming that the distribution is effectively connected income.

Return of Capital. A non-U.S. stockholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common stock. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax to the extent a distribution exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution just as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

If we are treated as a “United States real property holding corporation,” we will be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits, unless the non-U.S. stockholder is a “qualified foreign pension fund” (or is wholly-owned by one or more qualified foreign pension funds) or a non-U.S. stockholder that is publicly-traded and meets certain record-keeping and other requirements (a “qualified shareholder”), each as defined in the Code. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent we do not do so, we may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30% that is not made to a qualified foreign pension fund or a qualified shareholder.

Non-U.S. stockholders are urged to consult their tax advisors as to their qualification as a “qualified foreign pension fund” or a “qualified shareholder.” The qualified shareholder provisions do not apply to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of the class of stock of the REIT held by the qualified shareholders (“applicable investors”). To the extent distributions not allocable to an applicable investor exceed both our current and accumulated earnings and profits and the adjusted basis of the qualified shareholder’s depositary shares, or result from certain redemptions or liquidating distributions, such distributions are treated as ordinary dividends taxable as described above under “— Ordinary Dividends.”

Capital Gain Dividends. Provided that a particular class of our stock is “regularly traded” on an established securities market in the United States, and the non-U.S. stockholder does not own more than 10% of the stock of such class at any time during the one-year period preceding the distribution, then amounts distributed with respect to that stock that are designated as capital gains from our sale or exchange of U.S. real property interests (defined below) are treated as ordinary dividends taxable as described above under “– Ordinary Dividends.”

If the foregoing exception does not apply, for example because the non-U.S. stockholder owns more than 10% of the relevant class of our stock, or because our stock is not regularly traded on an established securities market, the non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of U.S. real property interests under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The FIRPTA rules described in this paragraph do not apply to such distributions to a qualified foreign pension fund or a qualified shareholder (other than distributions allocable to an applicable investor), although such distributions to a qualified shareholder not allocable to an applicable investor are treated as ordinary dividends taxable as described above under “— Ordinary Dividends.” The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to taxable U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. stockholder may also be subject to the 30% branch profits tax unless the tax is reduced or eliminated by an applicable income tax treaty. We must withhold 21% of any distribution that we could designate as a capital gain dividend. However, if we make a distribution and later designate it as a capital gain dividend, then (although such distribution may be taxable to a non-U.S. stockholder) it is not subject to withholding under FIRPTA. Instead, we must make up the 21% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 21% equals the amount of the distribution designated as a capital gain dividend. A non-U.S. stockholder may receive a credit against its FIRPTA tax liability for the amount we withhold.

Distributions to a non-U.S. stockholder that we designate at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to our disposition of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below under “– Sale of Stock.”

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of our shares held by stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. stockholder’s proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. stockholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Stock. A non-U.S. stockholder generally will not incur tax under FIRPTA on gain from the sale of its stock as long as we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period foreign persons held, directly or indirectly, less than 50% in value of the stock (after applying specified presumptions regarding the ownership of our shares). We anticipate that we will continue to be a “domestically controlled” REIT, but there is no assurance that we will continue to be so. However, even if we are not, or cease to be, a domestically controlled REIT, a non-U.S. stockholder that owns, actually or constructively, 10% or less of a class of our outstanding stock at all times during a specified testing period will not incur tax under FIRPTA on a sale of such stock if such class of stock is “regularly traded”

on an established securities market. If neither of these exceptions were to apply, a non-U.S. stockholder that is not a qualified foreign pension fund or a qualified shareholder (other than with respect to an applicable investor) would be taxed under FIRPTA on the gain on the sale of the stock, in which case such non-U.S. stockholder would be required to file a U.S. federal income tax return and would be taxed in generally the same manner as taxable U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and, if the stock sold was not regularly traded on an established securities market or we were not a domestically-controlled REIT, the purchaser of the stock may be required to withhold and remit to the IRS 15% of the purchase price.

A non-U.S. stockholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. stockholder), in which case the non-U.S. stockholder will be subject to the same treatment as taxable U.S. stockholders with respect to such gain, or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules. A non-U.S. stockholder that is treated as a corporation for U.S. federal income tax purposes and has effectively connected income (as described in the first point above) may also, under certain circumstances, be subject to an additional branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty.

Wash Sales. In general, special wash sale rules apply if a stockholder owning more than 5% of our common avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling our stock before the ex-dividend date of the distribution and then, within a designated period, enters into an option or contract to acquire shares of the same or a substantially identical class of our stock. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received. Non-U.S. stockholders should consult their own tax advisors on the special wash sale rules that apply to non-U.S. stockholders.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. stockholder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty.

Backup withholding (currently at the rate of 24%) and additional information reporting will generally not apply to distributions to a non-U.S. stockholder provided that the non-U.S. stockholder certifies under penalty of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person that is not an exempt recipient. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of stock effected at a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of stock by a foreign office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” (generally, a foreign corporation controlled by stockholders that are United States persons) for U.S. tax purposes; or

•

that is a foreign partnership, if at any time during its tax year more than 50% of its income or capital interests are held by United States persons or if it is engaged in the conduct of a trade or business in the United States, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment of the proceeds of a sale of stock effected at a U.S. office of a broker is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption. Backup withholding is not an additional tax and may be credited against a non-U.S. stockholder’s U.S. federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is timely supplied to the IRS.

Reporting and Withholding on Foreign Financial Accounts. Under sections 1471 through 1474 of the Code, Treasury regulations and related guidance (commonly referred to as “FATCA”), a 30% U.S. withholding tax will be imposed in certain circumstances on payments of (i) dividends on our common stock and (ii) subject to the proposed Treasury regulations discussed below, gross proceeds from the sale or other disposition of our common stock. Treasury regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) would, when finalized, eliminate FATCA withholding on the gross proceeds from a sale or other disposition of instruments, such as our common stock, that produce withholdable payments. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If common stock is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. If we determine withholding is appropriate with respect to the payments of dividends on our common stock or other payments in respect of our common stock, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Under certain circumstances, a holder may be eligible for refunds or credits of such withheld taxes. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

Other Tax Considerations

State and Local Taxes. We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws upon an investment in our securities.

Changes to Tax Laws and Regulations. The rules dealing with federal income taxation are subject to revision by the U.S. Congress, the IRS and the Treasury, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently. In particular, technical corrections legislation and implementing regulations may be enacted or promulgated in response to the Tax Cuts and Jobs Act of 2017. In addition, legislation, regulations and other guidance has been enacted to respond to the COVID-19 pandemic, including the 2020 CARES Act, and further legislative enactments and other IRS or Treasury action is possible. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our stockholders. Revisions to tax laws and interpretations of these laws could adversely affect our ability to qualify and be taxed as a REIT, as well as the tax or other consequences of an investment in our common stock.

PLAN OF DISTRIBUTION

Except to the extent the plan administrator purchases common stock in the open market or in privately negotiated transactions with third parties, the common stock acquired under the plan will be sold directly by us through the plan. We may sell our common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These shares, including shares acquired through waivers granted with respect to the stock purchase program of the plan, may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our common stock is traded or quoted, or in privately negotiated transactions. Our common stock is currently listed on the New York Stock Exchange under the symbol “NNN.” Under certain circumstances, it is expected that a portion of the common stock available for issuance under the plan will be issued pursuant to waivers granted with respect to the stock purchase program of the plan. The difference between the price owners who may be deemed to be underwriters pay us for shares of our common stock acquired under the plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.

Subject to the availability of common stock registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price acquired through the reinvestment of dividends and optional cash payments under the plan.

Except with respect to sales of common stock relating to reinvested dividends, we will pay any and all brokerage commissions and related expenses incurred in connection with purchases of common stock under the plan. Upon your withdrawal from the plan by the sale of common stock held under the plan, you will receive the proceeds of such sale less a $15 service fee per transaction and a $0.10 per share brokerage commission to the plan administrator and any other applicable fees.

Common stock may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

The validity of the offered securities and the accuracy of the discussion under “Material Federal Income Tax Considerations” and under “Other Information—What are some of the tax considerations relating to my participation in the plan?” contained in this prospectus are to be passed upon for us by Pillsbury Winthrop Shaw Pittman, LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of National Retail Properties, Inc. and Subsidiaries appearing in National Retail Properties, Inc’s Annual Report (Form 10-K) for the year ended December 31, 2020 (including schedules appearing therein) and the effectiveness of National Retail Properties, Inc.’s internal control over financial reporting as of December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filing number is 001-11290. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our filings are available to the public at the SEC’s website site at http://www.sec.gov and at our website site at http://www.nnnreit.com. The contents of our website are not and shall not be deemed a part of, or incorporated by reference into, this prospectus or any accompanying prospectus supplement or any other report or document we file with or furnish to the SEC. Our common stock is listed on the New York Stock Exchange under the ticker symbol “NNN.” You may inspect our reports, proxy statements and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement (of which this prospectus is a part) on Form S-3 under the Securities Act of 1933, as amended, with respect to our securities. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement, including the exhibits and schedules thereto, certain parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. This registration statement is also available to you on the SEC’s website.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 11, 2021;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019 from our Definitive Proxy Statement on Schedule 14A relating to the 2020 annual meeting of Stockholders, filed with the SEC on March 20, 2020; and

•	the description of our common stock contained in the Registration Statement on Form 8-A, filed with the SEC on July 22, 1992.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of any or all of the documents incorporated by reference in this prospectus, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents), at no cost, by writing or telephoning our offices at the following address:

National Retail Properties, Inc.

450 South Orange Avenue, Suite 900

Orlando, Florida 32801

Attention: Kevin B. Habicht

(telephone number: (407) 265-7348)

National Retail Properties, Inc.

6,000,000 Shares

Common Stock

offered to stockholders

and other interested investors

solely in connection with the

Dividend Reinvestment

and Stock Purchase Plan

PROSPECTUS

February 22, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table itemizes the expenses incurred, or to be incurred, by us in connection with the registration, offering and issuance of the common stock being registered hereunder. As indicated below, all amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee	$0
Accounting Fees and Expenses	30,000
Legal Fees and Expenses	25,000
Miscellaneous (including listing fees)	35,000

Total	$90,000

*	Estimate.

Item 15. Indemnification of Directors and Officers

Our Articles of Incorporation provide that the liability of our directors and officers for money damages shall be eliminated to the maximum extent permitted by Maryland law. Under current Maryland law, the directors are liable to us or our stockholders for money damages only for liability resulting from (i) acts or omissions committed in bad faith involving active and deliberate dishonesty that were material to the cause of action adjudicated, as established by a final judgment, or (ii) actual receipt of an improper benefit or profit in money, property or services. Our Articles of Incorporation also provide that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.

Our Articles of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Maryland law. Under current Maryland law, we will indemnify (i) any director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expense incurred by him in connection with the proceeding, and (ii) any present or former director or officer against any claim or liability unless it is established that (a) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (b) he actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, our Bylaws require us to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, who is made a party to a proceeding by reason of his status as a director, officer, employee or agent, to the fullest extent provided by Maryland law. Current Maryland law provides that we shall have received, before providing any such payment or reimbursement, (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by Maryland law and our Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our Bylaws also permit us to provide indemnification, payment or reimbursement of expenses to any of our employees or agents in such capacity.

We have also entered into an indemnification agreement with each of our directors and executive officers. Each indemnification agreement provides that we shall, to the maximum extent permitted by law, indemnify the director or executive officer and advance expenses and costs in connection with any claims, suits or proceedings arising as a result of such director’s or executive officer’s service as a director or executive officer, as applicable.

Each indemnification agreement affirms the rights to indemnification and expense advancement already provided to such directors and executive officers under our Articles of Incorporation and Bylaws.

Item 16. Exhibits

The following exhibits, as noted, are filed herewith, previously have been filed, or will be filed by amendment.

Exhibit No.	Description

4.1	First Amended and Restated Articles of Incorporation of the Registrant, as amended (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q dated August 3, 2012, and incorporated herein by reference).

4.2	Third Amended and Restated Bylaws of the Registrant, as amended through the Fourth Amendment thereto (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated February 19, 2021, and incorporated herein by reference).

4.3	Specimen Certificate of Common Stock, par value $0.01 per share, of the Registrant (filed as Exhibit 3.4 to the Registrant’s Registration Statement No. 1-11290 on Form 8-B, and incorporated herein by reference).

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the legality of the securities being registered.

8.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibits 5.1 and 8.1).

24.1*	Power of Attorney (included in signature pages hereof).

99.1*	Form of Authorization Form.

*	Included with this filing.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the undersigned Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on February 22, 2021.

NATIONAL RETAIL PROPERTIES, INC.

By:	/s/ Kevin B. Habicht
Kevin B. Habicht
Executive Vice President, Chief Financial Officer,
Assistant Secretary and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below, constitutes and appoints Julian E. Whitehurst, Kevin B. Habicht and Michelle L. Miller as his or her attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his or her substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Julian E. Whitehurst Julian E. Whitehurst	Chief Executive Officer, President and Director (principal executive officer)	February 18, 2021

/s/ Kevin B. Habicht Kevin B. Habicht	Executive Vice President, Chief Financial Officer, Assistant Secretary, Treasurer and Director (principal financial officer)	February 18, 2021

/s/ Michelle L. Miller Michelle L. Miller	Chief Accounting Officer and Executive Vice President (principal accounting officer)	February 18, 2021

/s/ Don DeFosset Don DeFosset	Director	February 18, 2021

/s/ Betsy D. Holden Betsy D. Holden	Director	February 18, 2021

/s/ David M. Fick David M. Fick	Director	February 18, 2021

/s/ Edward J. Fritsch Edward J. Fritsch	Director	February 18, 2021

/s/ Pamela K. M. Beall Pamela K. M. Beall	Director	February 18, 2021

/s/ Steven D. Cosler Steven D. Cosler	Director	February 18, 2021